Exhibit 10.1

PURCHASE AND SALE AGREEMENT
(Hampton Inn & Suites – 850 Village Oak Lane, Lake Mary, Florida)
THIS PURCHASE AND SALE AGREEMENT (including all exhibits and schedules, this "Agreement") is made and entered into as of April 29, 2017 (the "Effective Date") by and among SI LAKE MARY, LP, a Georgia limited partnership (the "Seller") and CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership ("Purchaser" or "Operating Partnership").
RECITALS
A. Seller is the owner of a 130 key, five story Hampton Inn & Suites, located on the Real Property and having an address of 850 Village Oak Lane, Lake Mary, Florida, which includes, among other things a lobby and breakfast area, 800 square feet of meeting space, fitness center, business center, 136 dedicated exclusive surface parking spaces and other amenities on the Real Property (collectively, the "Hotel").
B. The Hotel is being managed by Peachtree Hospitality Management, LLC, a Georgia limited liability company (the "Manager").
C. The Hotel is being operated pursuant to a franchise/license agreement (the "Franchise Agreement") between Seller and Hilton Worldwide (the "Franchisor").
D. Purchaser desires to acquire the Property from Seller and Seller desires to transfer the Property to Purchaser in exchange for, among other things, cash consideration and units of limited partner interests (the "OP Units") in Operating Partnership, and Purchaser desires to pay such cash consideration and issue such OP Units in exchange for the Property, as more particularly described herein.
NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
 PURCHASE AND SALE

Section 1.1 Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller all of Seller's right, title and interest in and to the Property.  At the Closing, Seller shall contribute, transfer, assign, convey and deliver to Purchaser, and Purchaser shall assume, free and clear of all Liens other than Permitted Exceptions, all of Seller's right, title and interest in and to the Property and the obligations with respect thereto.
Section 1.2 Deposit; Purchase Price.  The Purchase Price to be paid by Seller for the Property shall be Nineteen Million Two Hundred Fifty Thousand and No/100 Dollars ($19,250,000.00) (the "Purchase Price").  Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid as follows:
(a) Within three (3) Business Days following the date hereof, Purchaser shall deliver to  HBI Title Inc. (the "Title Company") (in such capacity, the Title Company shall hereinafter be referred to as "Escrow Agent") a wire transfer of immediately available federal funds in an amount equal to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Initial Deposit"), which Initial Deposit shall be held and disbursed by Escrow Agent in accordance with the terms and conditions of Article 9 herein.
(b) To the extent this Agreement is not terminated, or deemed terminated, on or before the expiration of the Due Diligence Period in accordance with Section 2.3 herein, Purchaser shall deliver to Escrow Agent, within one (1) Business Day following the expiration of the Due Diligence Period, a wire transfer of immediately available federal funds in an additional amount equal to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Additional Deposit") which Additional Deposit shall be held and disbursed by Escrow Agent in accordance with the terms and conditions of Article 9 herein.  Until such time as the Additional Deposit is made in accordance with this Section, the Initial Deposit together with any interest earned thereon shall be deemed the "Deposit" herein, and upon making the Additional Deposit in accordance with this Section, the Initial Deposit together with the Additional Deposit and any interest earned thereon shall be deemed the "Deposit" herein.  Purchaser agrees to promptly deliver, or to cause Escrow Agent to deliver, a written acknowledgment by Escrow Agent that the Deposit has been received by and is being held by Escrow Agent pursuant to the terms of this Agreement.  To the extent the Closing occurs in accordance with the terms of this Agreement, the Deposit shall be applied toward Purchaser's obligation to pay the Purchase Price to Seller.
(c) At Closing, the balance of Purchase Price (as adjusted pursuant to the prorations, apportionments and credits required herein), shall be paid in cash by bank wire transfer of immediately available funds ("Cash Consideration") to Escrow Agent's account for the benefit of the Seller or to the account or accounts of such other party or parties as may be designated by Seller on or before the Closing Date; provided however, a portion of the Purchase Price shall be made by the issuance to Seller of OP Units having an aggregate dollar value equal to not less than Eighty-Five Thousand and No/100 Dollars ($85,000.00) and not more than Three Hundred Thousand and No/100 Dollars ($300,000.00) ("OP Unit Consideration"). Subject to the above minimum and maximum thresholds, Seller shall provide written notice to Purchaser specifying the value of the OP Unit Consideration (as elected by Seller in its sole discretion) on the Business Day immediately prior to the Closing Date (the "OP Value Notice").  The number of OP Units delivered to Seller on the Closing Date shall be equal to (i) the OP Unit Consideration, divided by the volume weighted average of the closing prices of the common shares of Condor Hospitality Trust Inc. (the "REIT") as reported by NASDAQ, or the stock exchange on which common shares are then listed, for the trailing three (3) trading days immediately preceding announcement date of this Agreement multiplied by (ii) fifty-two (52).
(d) Seller and Purchaser shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of the Purchase Price among the Improvements, the Personal Property and other customary items either party hereto may request to be allocated (the "Allocation").  If the Allocation cannot be agreed upon, each party may use its own determination and bear any consequences related thereto and Seller's allocation shall be utilized in calculating transfer, sales and similar tax and related filings under this Agreement.  If agreed upon, Seller and Purchaser agree to (i) be bound by the Allocation and (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns.
(e) Notwithstanding the foregoing, the Purchase Price shall be increased (which increase may occur either prior to, or post-Closing) by an amount up to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Contingent Purchase Price") in the event the twelve (12) month trailing Net Operating Income for the Hotel equals or exceeds One Million Six Hundred Fifty-Seven Thousand Five Hundred and No/100 Dollars ($1,657,500.00), (the "CPP NOI") as measured by the financial reports for the period ending the earlier of (i) December 31, 2017, or (ii) the date that is one hundred eighty (180) days from and after the Closing Date (as the same may be extended) (the "CPP Date"), which financial reports shall be finalized within thirty (30) days of the CPP Date.  At the CPP Date, if the trailing twelve (12) month Net Operating Income is less than the CPP NOI, the difference between the measured Net Operating Income and the CPP NOI shall be divided by 8.5% and that resulting product will be subtracted from the Contingent Purchase Price which shall be due to the Seller.  For illustration purposes only, if the trailing twelve (12) month Net Operating Income at the CPP Date is $1,645,000.00, the difference between that amount and the CPP NOI is $12,500.  Therefore, the amount due Seller as the Contingent Purchase Price will be $102,941.18, which is calculated by dividing $12,500 by 8.5%, equaling $147,058.82 and subtracting that amount from $250,000.  Notwithstanding the foregoing, if the trailing twelve (12) month Net Operating Income at the CPP Date is an amount that would result in the Contingent Purchase Price (calculated as provided above) being less than $100,000.00, then Seller shall not be entitled to (and Purchaser shall have no obligation to pay) any portion of the Contingent Purchase Price (i.e., the Contingent Purchase Price will be deemed to be $0). Prior to the CPP Date, Purchaser shall not exercise its option to terminate the New Management Agreement as set forth therein, provided there is no event of default thereunder.  Upon satisfaction of the conditions set forth in this Section 1.2(e), Purchaser shall pay the Contingent Purchase Price to Seller within ten (10) Business Days following Purchaser's receipt of notice from Seller.  "Net Operating Income" shall have the meaning set forth in the New Management Agreement, provided however, for the purpose of calculating the Net Operating Income, notwithstanding the provisions of the New Management Agreement, when calculating Adjusted  Operating Expenses (also as defined in the New Management Agreement), all insurance premiums, the standard franchise fees before any discounts, all Hotel real estate and personal property taxes, four percent (4%) reserve for Hotel FF&E, and any Incentive Fees (as defined in the New Management Agreement) shall be included as Adjusted Operating Expenses when determining the Net Operating Income for the purposes of this Section 1.2 (e).

Section 1.3 Tax Treatment of Contribution.  The parties hereto intend and agree that, for federal income tax purposes, the contributions, transfers, conveyances and assignments of a Seller's interest in the Property for OP Units shall be treated as contributions of interests in the Property by Seller to Purchaser  in accordance with Section 721 of the Internal Revenue Code of 1986, as amended (the "Code").
Section 1.4 Apportionments.
(a) The following shall be apportioned and/or addressed between Seller and Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Cut-Off Time"):
(i) Property Taxes, assessments billed together with Property Taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which same have been assessed;
(ii) charges and payments under the Contracts or permitted renewals or replacements thereof assumed by Purchaser;
(iii) any prepaid items, including, without limitation, fees for Licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees;
(iv) utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;
(v) deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with Property if same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller;
(vi) trade association dues and trade subscriptions, if any; and
(vii) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the jurisdiction in which the Property is located.
(b) If the Closing shall occur before a new Property Tax rate is fixed, the apportionment of Property Taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation.
(c) At Closing, Purchaser shall purchase all unopened food and beverage inventory from Seller at Seller's actual cost.
(d) If as of the Closing Date the Property or any part thereof shall be affected by any assessment or assessments other than Property Taxes, which are or may become payable in installments, but which are not included on the Property Tax bill, of which the first installment is a charge or lien, then (A) Seller shall be obligated to pay all installments of any such assessment which are due and payable prior to the Closing Date, and (B) for the purposes of this Agreement, all the unpaid installments of any such assessment which are to become due and payable on or after the Closing Date shall not be deemed to be liens upon Property and the payment thereof shall be assumed by Purchaser without abatement of the Purchase Price.
(e) Effective as of the Closing Date, Seller shall (or cause Manager to) terminate Seller's employer/employee relationship, if any, with all persons employed (the "Hotel Employees") at the Property (and wages of such employees working as of the Cut-Off Time will be prorated as of the end of their respective 8-hour shifts with all such wages before the Cut-Off Time for account of Seller and all wages from and after the Cut-Off Time for account of Purchaser).  As of the Closing Date, Purchaser will hire or will cause its manager to hire a sufficient number of the Hotel Employees to prevent from occurring an event requiring notice under the Worker Adjustment and Retraining Notification Act (29 U.S.C. 2101 et seq.) or similar state or local statutes, if any (collectively, "WARN").  Purchaser agrees to be responsible for and hereby indemnifies and agrees to hold Seller, Manager and their affiliates harmless from and against claims and liabilities arising from violations by Purchaser of its obligations hereunder that create any liability under WARN.
(f) At Closing, Seller shall provide, or shall cause the Manager to provide, Purchaser with a schedule (the "Seller's Accounts Receivable Schedule") of all guest room, food, beverage and other charges (including, without limitation, telephone and other items charged to transient guests, parking charges, revenues arising from telephone booths, coin-operated laundry equipment, vending machines and games, check rooms, and any and all other charges and revenues relating to goods and services provided by Seller or Manager in connection with Property) owing to Seller for services rendered and any payments due or payable or credits receivable with respect to the operation of Property for any period prior to the Closing Date (collectively "Seller's Accounts Receivable"). Purchaser shall purchase all of Seller's Accounts Receivable from Seller that are no older than fifteen (15) days past due at Closing.  Purchaser shall use reasonable efforts to collect Seller's Accounts Receivable that were more than fifteen (15) days past due as of the Closing Date on behalf of Seller (without any obligation on the part of Purchaser to (i) undertake litigation to collect such amounts due to Seller or (ii) expend funds), and Purchaser shall deliver to Seller, in accordance with this Section 1.4, any collected accounts receivable that belong to Seller.  Purchaser's repayment obligations set forth in this Section shall survive Closing for a period of six (6) months.
(g) All deposits or advances from guests or others on account of advance bookings or reservations, and prepaid commissions received by Seller (or the Manager) from credit and referral organizations, for periods from and after the Closing Date (collectively, the "Advance Booking Deposits") shall be turned over to Purchaser at Closing and Purchaser agrees to honor the bookings related thereto and related to the Hotel after Closing.
(h) With respect to the following items, all such items accruing prior to 12:01 AM on the Closing Date shall belong to Seller, and all such items accruing from and after 12:01 AM on the Closing Date shall belong to Purchaser:
(i) charges to transient guests for rooms, food, beverage, telephone and other charges (it being the intent that Seller retains the final night room revenue);
(ii) revenues, if any, arising from telephone booths, vending machines (including coin-operated laundry equipment) and check rooms; and
(iii) such other items as are customarily treated in this manner upon the sale of similar hotel businesses (except as otherwise specifically provided herein).
(i) As of the Cut-Off Time, Seller and Purchaser shall determine the amount of all cash on hand money then held in connection with the operation of the hotel at Property for use as house banks, and all other cash, cash equivalents, deposits and accounts relating to the operation of the Hotel, whether in the possession of Seller or Manager, and (except as to Advance Booking Deposits) the aggregate amount thereof shall be purchased by Purchaser.
(j) Subject to Purchaser's obligation pursuant to Section 1.4(c) above, Seller shall be responsible for payments of amounts owing to third parties in respect of inventory and supplies ordered by Seller in respect of the Property prior to the Closing Date to the extent such items have been delivered to the Property prior to the Closing Date.  To the extent the same are delivered to the Property on or after the Closing Date, Purchaser shall be responsible for payment of the same.
(k) Purchaser, at Purchaser's sole expense, shall be responsible for the transfer or acquisition of accounts and licenses (including liquor licenses, if transferable) regarding the Property, and the establishment of all utility services to the Property, in the name of Purchaser as of Closing.  Such transfers or acquisitions shall not be a condition or requirement of Closing.
(l) Purchaser shall be credited, in the form of a decrease in Purchase Price, an amount equal to the product of (i) the face value gift certificates sold, but not redeemed as of the Closing times (ii) ninety percent (90%).
(m) The provisions of this Section 1.4 shall survive the Closing.
ARTICLE 2
 EXAMINATION OF THE PROPERTY

Section 2.1 Title Examination.  Purchaser shall order a title report (the "Title Report") from Title Company for the Property within five (5) days of the date hereof.  Purchaser shall have until the thirtieth (30th) day following the Effective Date (the "Initial Objection Period"), to provide Seller with written notice of its objection to any title exceptions stated therein (each an "Initial Objection").  All matters shown in the Title Report with respect to which Purchaser fails to object prior to the expiration of the Initial Objection Period shall be deemed "Permitted Exceptions"; provided, however, Permitted Exceptions shall not include, and Seller shall be obligated to cure or remove, (i) any mechanic's lien or any monetary lien (except for taxes and special assessments not yet due and payable) which encumber the Property and arise by through or under Seller, or (ii) any mortgages, deeds of trust, deeds to secure debt or similar instruments which encumber the Property ("Must Cure Objections").  Notwithstanding anything to the contrary contained herein, Seller shall have no obligations to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser's Initial Objections other than Must Cure Objections.  In the event Seller is unable or unwilling to eliminate or modify all of Purchaser's Initial Objections to the reasonable satisfaction of Purchaser (other than Must Cure Objections), Seller shall so advise Purchaser in writing within five (5) Business Days after Seller receives Purchaser's Initial Objections, and Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller on or prior to the expiration of the Due Diligence Period; in which event, the Deposit will be returned to Purchaser, and no party hereunder shall have any remaining obligations other than in connection with obligations expressly surviving hereunder.  If any matter arises that was not previously disclosed in the Title Report or on the survey (as same may have been updated), is discovered by Purchaser or by the Title Company and is added to such Title Report by the Title Company at or prior to Closing, Purchaser shall have five (5) Business Days (and the Closing Date shall be extended, if necessary) after Purchaser's receipt of such updated Title Report showing the new title exception, together with a legible copy of any such new matter, to provide Seller with written notice of its objection to any such new title exception (each a "New Objection", and collectively, the "New Objections").  If Seller does not remove or cure New Objections prior to the Closing Date, as may be extended, Purchaser may either (a) terminate this Agreement upon which termination, Purchaser shall receive a return of the Deposit and with the exception of those obligations which expressly survive the termination of this Agreement, neither party shall have any further liability to the other hereunder, or (b) waive such New Objections, as applicable, and accept such title as Seller is able to convey without adjustment to the Purchase Price; provided, however, Seller shall remain obligated to cure Must Cure Objections despite such waiver.
Section 2.2 Due Diligence Examination.
(a) Purchaser shall have a period commencing on the Effective Date and terminating at 5:00 p.m. EST on the forty-fifth (45th) day following the Effective Date (the "Due Diligence Period") to examine title to the Property, to inspect the physical and financial condition of the Property and to review the Due Diligence Material, all at Purchaser's sole cost and expense.  Notwithstanding the foregoing, Purchaser shall have the one-time right to extend the Due Diligence Period by fifteen (15) days if (i) despite Purchaser's diligent, good faith efforts, Purchaser has not obtained the Franchisor Approval pursuant to Section 2.4, or (ii) Purchaser requires, in its sole but good faith determination, additional time to audit Seller's books and records related to the Property.
(b) Within five (5) days following the date hereof, Seller shall provide to Purchaser, to the extent in the possession or reasonable control of Seller or any affiliate or property manager thereof, copies of the due diligence material more particularly described on Schedule 2.2 attached hereto (the "Due Diligence Material").  Notwithstanding the foregoing, the materials listed as item #7 on Schedule 2.2 shall be delivered to Purchaser no later than twenty (20) days following the date hereof.  In addition, Seller agrees to provide Purchaser reasonable access to Seller's books and records related to the Property (to the extent the same are not part of the Due Diligence Material) during business hours and upon reasonable prior notice, and to cooperate with Purchaser in connection with Purchaser's evaluation and auditing of such books and records.  All Due Diligence Material and books and records relating to the Property shall be treated by Purchaser as confidential, and Purchaser shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of such information (subject to any disclosures which are permitted pursuant to Section 8.11 of this Agreement). Additionally, during the term of this Agreement, Purchaser, its agents and designees, shall have the right to enter the Property, upon reasonable prior notice to Seller, for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Purchaser may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Purchaser shall not damage the Property.  All such inspections shall be at Purchaser's sole expense and shall be in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials.  No invasive or destructive testing shall be conducted without the Seller's prior written consent, which consent shall not be unreasonably withheld.  Purchaser shall give Seller reasonable written notice (which in any event shall not be less than one (1) Business Days) before entering the Property and Seller may have a representative present during any and all examinations, inspections, as applicable, and/or studies on the Property.
(c) Purchaser shall indemnify, defend, and hold harmless Seller, and its respective partners, officers, directors, affiliates, agents, representatives and employees, and each of them, from and against any and all claims, demands, damages, losses, lawsuits and other proceedings, judgments, causes of action, liabilities, claims of lien, liens, civil or criminal penalties and charges, costs and expenses (including, without limitation, reasonable attorney's fees) including, but not limited to, bodily injuries or death, property damage, or claims for payment resulting from entrance upon, activities or inspection of the Property by Purchaser prior to the Closing Date; provided, however, that Purchaser's obligations hereunder shall not apply to the mere discovery of a pre-existing condition at the Property (as opposed to causing or exacerbating of any adverse conditions or legal noncompliance).  Purchaser shall promptly repair any and all damage caused, in whole or in part, by Purchaser and return the Property to the condition that existed prior to such damage.  Additionally, Purchaser agrees to maintain and cause each of its representatives, agents or contractors conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) Seller and Seller's Agent named as additional insured parties, and (iii) waiver of subrogation.  Purchaser shall deliver to Seller, or to Seller's Agent on behalf of Seller, a copy of the certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities. Seller shall reasonably cooperate with the efforts of Purchaser and Purchaser's representatives to inspect the Property.  The rights and obligations of Purchaser shall survive the Closing or termination of this Agreement for a period of twelve (12) months, including the indemnification provision herein.
Section 2.3 Purchaser's Right to Terminate.  Purchaser shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice (a "Diligence Termination Notice") thereof to Seller prior to the expiration of the Due Diligence Period.  In the event Purchaser does not deliver to Seller a Diligence Termination Notice on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to have elected to accept the Property and to proceed to Closing.  In the event Purchaser terminates this Agreement by timely delivering a Diligence Termination Notice this Agreement shall be deemed to have been terminated, upon such termination, Purchaser shall receive a return of the Deposit and, with the exception of those obligations which expressly survive the termination of this Agreement, no party shall have any further liability to any other party hereunder.  If Purchaser terminates the Agreement, for any reason or no reason as provided for under the Agreement, Purchaser shall deliver to Seller any Due Diligence Materials received from Seller; provided that Purchaser may retain copies thereof to the extent necessary to comply with applicable laws or its internal document retention policies.
Section 2.4 Franchise Agreement.  Promptly following the execution of this Agreement, Purchaser shall contact Franchisor to obtain approval by Franchisor ("Franchisor Approval") to a transfer of the Franchise Agreement or issuance by Franchisor of a new franchise agreement or license agreement to Purchaser (the "New Franchise Agreement").  Purchaser acknowledges and agrees that:
(a) Purchaser shall be responsible for the payment of: (i) all fees and costs related to the assumption of the Franchise Agreement or issuance of a New Franchise Agreement (including without limitation any termination fee or assignment fee that is payable to Franchisor pursuant to the existing Franchise Agreement - whether Seller is required to transfer the Franchise Agreement to Purchaser or if Purchaser is not approved as a franchisee or issued a New Franchise Agreement by Franchisor); (ii) all amounts due to Franchisor in connection with the operation of the Hotel under the Franchise Agreement or New Franchise Agreement accruing or arising from and after Closing, including, for example, all royalties due and payable from and after Closing; and (iii) all costs in connection with any property improvement plans with Franchisor.
(b) Purchaser shall provide to Seller, at or prior to Closing, written confirmation from Franchisor that Seller and Seller's guarantor(s) (if any) under the Franchise Agreement have been released from all liability under the Franchise Agreement accruing subsequent to Closing, such documentation reflecting the same shall be subject to Seller's reasonable approval.
(c) Purchaser's obligations in connection with any property improvement plan with Franchisor under the Franchise Agreement or any New Franchise Agreement during the first twelve months following closing (the "Year One PIP Obligations") shall not exceed $150,000.00. Accordingly, notwithstanding anything to the contrary herein, to the extent the Year One PIP Obligations (as mutually agreed to by Seller and Purchaser during the Due Diligence Period) shall exceed $150,000.00, such excess amount, up to $100,000.00 shall be credited to Purchaser against the Purchase Price at Closing.  Additionally, if the Year One PIP Obligations (as mutually agreed to by Seller and Purchaser during the Due Diligence Period) shall exceed $250,000.00, Seller shall have the right to terminate this Agreement, and upon such termination, Purchaser shall receive a return of the Deposit and, except as provided below and except for those obligations which expressly survive the termination of this Agreement, no party shall have any further liability to any other party hereunder.  Notwithstanding the foregoing, in the event Seller terminates this Agreement pursuant to this Section 2.4(c), Seller shall reimburse Purchaser for all of Purchaser's reasonable and documented out-of-pocket costs in connection with the transactions contemplated hereby, not to exceed $75,000.00.  Notwithstanding the foregoing, in the event the Year One PIP Obligations (as mutually agreed to by Seller and Purchaser during the Due Diligence Period) exceed $250,000.00, Purchaser may elect to proceed to Closing (and any termination right of Seller pursuant to this Section 2.4(c), whether or not exercised by Seller, shall be voided) by agreeing to pay the entire Year One PIP Obligations, subject to the application of a credit to Purchaser against the Purchase Price at Closing of $100,000.00.
(d) Intentionally Omitted.
(e) This provision shall survive Closing or the termination of this Agreement.
Section 2.5 Intentionally Omitted.
Section 2.6 Management Agreement.  At Closing, Seller shall terminate the Property Management Agreement at Seller's sole cost and expense, and Purchaser's operating lessee shall enter into a new management Agreement with Manager in the approved form of Hotel Management Agreement attached to this Agreement as Exhibit "I" ("New Management Agreement").
ARTICLE 3
 CLOSING

Section 3.1 Conditions Precedent.
(a) The obligations of Purchaser to effect each transaction contemplated hereby shall be subject to each of the following conditions:
(i) the delivery of good, marketable title to the Property, such that the Title Company is prepared to issue the Title Policy to Purchaser at its ordinary rates, free and clear of Liens other than Permitted Exceptions;
(ii) the receipt by Purchaser of the Franchisor Approval and the full execution of (i) a New Franchise Agreement, or (ii) the transfer of the Franchise Agreement to Purchaser;
(iii) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;
(iv) each obligation of Seller contained in this Agreement shall have been duly performed by it on or before the Closing Date, and Seller shall not have materially breached any of its covenants contained herein; and
(v) concurrently with the Closing, Seller, directly, shall have executed and delivered to Purchaser the documents required to be delivered pursuant to Section 3.3(a).
In the event the foregoing conditions precedent have not been materially satisfied as of the Closing, Purchaser may either: (a) waive such conditions precedent and proceed to Closing in accordance with the terms and provisions hereof; (b) terminate this Agreement, and upon such termination, Purchaser shall receive a return of the Deposit and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein, or (c) extend the date for Closing beyond the Closing Date, on a schedule acceptable to Purchaser, in Purchaser's reasonable discretion (and if the applicable conditions precedent have not been materially satisfied as of such extended Closing Date, Purchaser shall once again have the rights and obligations described in the immediately preceding (a) and (b)).
(b) The obligations of Seller to effect the transactions contemplated hereby shall be subject to the following conditions:
(i) the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;
(ii) each obligation of Purchaser contained in this Agreement shall have been duly performed by it on or before the Closing Date, and Purchaser shall not have breached any of its covenants contained herein; and
(iii) concurrently with the Closing, Purchaser, directly, shall have executed and delivered the documents required to be delivered by it pursuant to Section 3.3(b).
Any or all of the foregoing conditions in subparagraph (b) above may be waived by a Seller in its sole and absolute discretion, but only with respect to the interests in the Property being contributed by Seller.
Section 3.2  Date, Time and Place of Closing.  The date, time and place of the closing of the transactions contemplated hereunder shall be on or before the date that is thirty (30) days following the expiration of the Due Diligence Period, at 10:00 a.m. (the "Closing" or "Closing Date"). Purchaser may extend the Closing Date by up to fifteen (15) days by providing written notice to Seller of such extension, in the event (a) Purchaser has received the Franchisor Approval but has not received either (i) a fully executed transfer of the Franchise Agreement to Purchaser, or (ii) a fully executed New Franchise Agreement, or (b) Purchaser desires to determine if the conditions set forth in this Section 1.2(e) will be satisfied prior to Closing (and in the event of such satisfaction, the Contingent Purchase Price shall be paid to Seller at Closing, notwithstanding the terms of Section 1.2(e)).
Section 3.3 Closing Deliveries.
(a) At Closing, Seller shall deliver, or shall cause to be delivered, the following:
(i) all Transfer Documents for the conveyance of the Property. "Transfer Documents" shall mean:
(A) a special warranty deed duly executed and acknowledged by Seller in the form of Exhibit C attached hereto, conveying 100% of Seller's interest in the Real Property (the "Deed");
(B) a Bill of Sale in the form of Exhibit D attached hereto, duly executed by Seller;
(C) to the extent required by the jurisdiction in which the Property is located, a properly-completed property transfer tax return or affidavit in form and substance appropriate to such jurisdiction; and
(D) counterpart signature pages to the New Management Agreement, duly executed by Manager.
(ii) an affidavit from Seller in the form of Exhibit E attached hereto, stating under penalty of perjury, the Seller's United States Taxpayer Identification Number and that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying the withholding requirements imposed by any other relevant jurisdiction;
(iii) with respect to Seller's receipt of OP Unit Consideration pursuant to Section 1.2(c):
(A) counterpart signature pages to the admission agreement in the form of Exhibit F attached hereto (the "LP Admission Agreement"), duly executed by Seller, which evidences (x) the admission of Seller as a limited partner in the Operating Partnership, (y) that Seller has joined as a party to agreement of limited partnership of the Operating Partnership (the "OP Partnership Agreement"), and (z) the issuance of such OP Units to Seller;
(B) counterpart signature pages to the redemption rights agreement in the form of Exhibit G attached hereto (the "Redemption Rights Agreement"), duly executed by Seller; and
(C) a Confidential Purchaser Questionnaire in the form of Exhibit H attached hereto, duly executed by Seller;
(iv) such other instruments as are reasonably required by the Title Company for Closing in accordance with the terms hereof.
(b) At Closing, Purchaser shall deliver, or shall cause the delivery, the following:
(i) counterpart signatures to the Transfer Documents (as applicable) executed by Purchaser;
(ii) the balance of the Purchase Price payable in accordance with Section 1.2(d) hereof;
(iii) counterpart signature pages to the LP Admission Agreement and Redemption Rights Agreement, duly executed by the Operating Partnership and General Partner; and
(iv) such other instruments as are reasonably required for Closing in accordance with the terms hereof.
Section 3.4 Closing Costs.
(a) Seller shall be responsible for paying the following closing costs: (i) the cost to remove any Must Cure Objections in accordance with Section 2.1 hereof; (ii) all applicable state and/or local realty or deed transfer taxes (or the local equivalents) in connection with the transfer of the Property; (iii) the cost of the Title Reports ordered in connection with Section 2.1 hereof; and (iv) one-half (1/2) of the cost of Purchaser's standard ALTA (2006) owner's policy for the Property (in the amount of the Purchase Price) (the "Title Policy").
(b) Purchaser shall be responsible for paying the following closing costs: (i) one-half (1/2) of the cost of any extended coverage or endorsements to the Title Policy; (ii) the cost of any extended coverage or endorsements to the Title Policy; (iii) the cost of any update to Seller's existing ALTA/ACSM survey of the Property or any new ALTA/ACSM survey of the Property (to the extent necessary in Purchaser's discretion); (iv) the costs to record the Deed; (v) the costs associated with acquisition financing, if any, including any mortgage recording fees, mortgage recording or assumption taxes; and (vi) the cost of any policy of title insurance required by Purchaser's lender and any endorsements to such policy.
Seller and Purchaser shall each pay one-half (1/2) of any escrow fees and other customary charges of Escrow Agent and/or the Title Company.  Each of Seller and Purchaser shall pay the fees and expenses of any counsel representing such party in connection with the transaction contemplated by this Agreement.  All other costs and expenses incident to the transaction contemplated by this Agreement and the Closing shall be paid by the party incurring same.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 4.1 Representations and Warranties of Purchaser.   Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date:
(a) Organization; Authority.  Purchaser has been duly formed and is validly existing under the laws of the jurisdiction of its formation, and has all requisite limited partnership power and authority to enter this Agreement and all agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby, and the requisite approval of such transactions, including the issuance of the OP Units, has been obtained from all of Purchaser's respective partners. The persons and entities executing this Agreement on behalf of Purchaser have, and the persons and entities that will execute all agreements contemplated hereby on behalf of Purchaser will have, the power and authority to enter into this Agreement or such other contemplated agreements, as applicable.
(b) Due Authorization. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary action of Purchaser. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Purchaser pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, each enforceable against Purchaser in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.
(c) Non-Contravention and Consent. The execution, delivery and performance by Purchaser of its obligations under this Agreement and all agreements contemplated hereby will not contravene any provision of applicable law, the certificate of limited partnership of Purchaser, the OP Partnership Agreement or other constituent document of Purchaser, or any agreement or other instrument binding upon Purchaser or any applicable law, judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by Purchaser of its obligations under this Agreement and all other agreements contemplated hereby.
(d) No Brokers. Purchaser has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.
(e) Consents and Approvals. No consent, waiver, approval or authorization of any third party, including any Governmental Authority, is required to be obtained by Purchaser in connection with the execution, delivery and performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby.
(f) No Violation. None of the execution, delivery or performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (i) contravene, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, cancellation or amendment of (A) the organizational documents, including the charters and bylaws, if any, of Purchaser, (B) any agreement, document or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound or (C) any applicable law, or term or provision of any judgment, order, writ, injunction, or decree of any governmental or regulatory authority, which is binding on Purchaser or by which Purchaser or any of its respective assets or properties are bound or subject or (ii) result in the creation of any Lien upon the property or any other assets of Purchaser.
(g) SEC Reports; Financial Statements.
(i) The REIT has filed with or furnished to the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents required by the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act") or the rules or regulations promulgated thereunder to be filed or furnished by the REIT, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such Act or such rules or regulations (collectively, the "SEC Reports").  The REIT has delivered or made available to the Seller all SEC Reports to the extent the same are not publicly available through the SEC's EDGAR website.  As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act or 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to the SEC Reports, and none of the SEC Reports (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(ii) The financial statements included in the SEC Reports, together with the related schedules and notes, including without limitation the audited financial statements included in the REIT's Annual Report on Form 10-K for the year ended December 31, 2016 and the REIT's 2016 Annual Report mailed to shareholders (collectively, the "Annual Report"), and the unaudited interim financial statements included in the REIT's Quarterly Report on Form 10-Q for the three month period ended March 31, 2017 (the "Quarterly Report"), are accurate in all material respects and present fairly the financial position of the REIT and its consolidated subsidiaries, taken as a whole, at the dates indicated; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein.
(iii) The REIT and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(i) No Material Adverse Change in Business.  Since December 31, 2016, (a) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of the REIT and or its subsidiaries considered as one enterprise (a "REIT Material Adverse Effect"), (b)  there have been no transactions entered into by the REIT or any Subsidiary thereof, other than those in the ordinary course of business, and (c) there has been no dividend or distribution of any kind declared, paid or made by the REIT on any class of its shares of capital stock, other than in the ordinary course of business.
(i) Good Standing of the REIT.
(i) The REIT has been duly organized and is validly existing as a corporation in good standing with the Maryland State Department of Assessments and Taxation (the "SDAT") and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Reports and to enter into and perform its obligations under this Agreement and the other transactions contemplated hereby; and the REIT is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a REIT Material Adverse Effect.  Complete and correct copies of the organizational documents of the REIT and all amendments thereto have been made available to the Seller and no changes thereto are currently pending.
(ii) the Operating Partnership has been duly organized and is validly existing as a limited partnership in good standing under the laws of the Commonwealth of Virginia and has the limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Reports and to enter into and perform its obligations under this Agreement and the other transactions contemplated hereby; and the Operating Partnership is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a REIT Material Adverse Effect.  Complete and correct copies of the organizational documents of the Operating Partnership and all amendments thereto have been made available to the Seller and no changes thereto are currently pending.
(j) Capitalization.
(i) The authorized, issued and outstanding shares of capital stock of the REIT are as set forth in the Annual Report, provided that the issued shares of outstanding common stock increased by 4,772,500 shares pursuant to a public offering completed on March 29, 2017, and an additional 14,002 shares of common stock issued pursuant to the REIT's 2016 Stock Plan.  The issued and outstanding shares of capital stock of the REIT have been duly authorized and validly issued and are fully paid and non‑assessable; none of the outstanding shares of capital stock of the REIT was issued in violation of any preemptive or other similar rights of any security holder of the REIT or any other Person.  The issued and outstanding shares of capital stock of the REIT have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.
(ii) Schedule 4.1(j) sets forth the authorized partnership interests of the Operating Partnership and indicates the ownership of all of the issued and outstanding partnership interests of the Operating Partnership as of the date of this Agreement.  Except as contemplated by this Agreement, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character to which any of the REIT, the Operating Partnership and their respective affiliates is a party (or, to the Purchaser's knowledge, to which any other holder of any partnership interest in the Operating Partnership is a party) relating to the issuance, sale, purchase or redemption of any partnership interests of the Operating Partnership.  All of the outstanding partnership interests of the Operating Partnership are validly issued, fully paid and nonassessable.  None of the issued and outstanding partnership interests of the Operating Partnership was issued in violation of any preemptive or other similar rights of any securityholder of the Operating Partnership or any other Person.  The issued and outstanding partnership interests of the Operating Partnership have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.
(i) Absence of Proceedings.  There is no Proceeding (as defined below) now pending, or, to the knowledge of the Purchaser, threatened, against or affecting the REIT or any subsidiary thereof, which is required to be disclosed in the SEC Reports which has not been so disclosed, or which reasonably would be expected to result in a REIT Material Adverse Effect, or which reasonably would be expected to materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.  "Proceeding" means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.
(l) Payment of Taxes.  All United States federal income Tax returns of the REIT and its subsidiaries required by Law to be filed have been filed and all Taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided and will be maintained.  The REIT and its subsidiaries have filed all other material Tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other Law and has paid all Taxes due pursuant to such returns or pursuant to any assessment (including all real estate Taxes) received by the REIT and its subsidiaries, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and will be maintained and except for Taxes the nonpayment of which would not result in a REIT Material Adverse Effect.  All such returns are true, correct and complete in all material respects.  The charges, accruals and reserves on the books of the REIT in respect of any income and Tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income Tax for any years not finally determined.  The REIT has not engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a "reportable transaction" within the meaning of Treasury Regulation section 1.6011‑4(b) (irrespective of the effective date).
(m) REIT Qualification.  Commencing with the REIT's taxable year ending December 31, 1994, the REIT has been organized and has operated, and upon consummation of the transactions contemplated hereby will continue to be organized and operated, in a manner so as to qualify as a REIT under Sections 856 through 860 of the Code.  The proposed method of operation of the REIT as described in the SEC Reports will enable the REIT to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable years ending December 31, 2017 and subsequent taxable years.
Section 4.2 Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:
(a) Organization, Power and Authority.  Seller is (x) a limited liability company, (y) duly formed, validly existing and in good standing under the laws of its state of formation with full power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by Seller, and (z) duly qualified, licensed or admitted to do business and is in good standing in the jurisdiction where the Property is located.
(b) Binding Agreement.  The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller.  This Agreement has been, and the Closing Documents to be executed by Seller will be, duly executed and delivered by Seller.  This Agreement constitutes, and when so executed and delivered the Seller Closing Documents to be executed by Seller will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought.
(c) No Conflicts.  None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under the organizational documents of Seller.  None of the execution, delivery or performance of this Agreement by Seller does or will (in any material respect), with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) any agreement, instrument or other document to which Seller is a party or by which it is bound or (ii) any judgment, decree or order of any Governmental Authority, or any Laws applicable to Seller. The transactions contemplated by this Agreement will not (in any material respect), with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) any agreement, instrument or other document to which Seller is a party or by which it is bound or (ii) any judgment, decree or order of any Governmental Authority, or any Laws applicable to Seller.
(d) Title to the Property.  There are no outstanding agreements (written or oral) pursuant to which Seller has agreed to sell or has granted an option or right of first refusal or first or last offer to purchase the Property or any interest therein.
(e) Third Party Consents and Approval.  To Seller's knowledge, no approval, consent, waiver, filing, registration or qualification of or with any third party, including, but not limited to, any Governmental Authority is required to be made, obtained or given for the execution, delivery and performance of this Agreement by Seller, except that certain consents from parties to certain Contracts may be required in connection with the assignment of such Contracts, as set forth on Schedule 4.2(g).
(f) Leases.  There are no leases granting to any person the right to use or occupy any portion of the Hotel, other than and registered guests of the Hotel in the ordinary course of business and those rights granted under and pursuant to the existing management agreement with Manager, which will be terminated at Closing, or as otherwise disclosed in the Title Report.
(g) Contracts.  To Seller's knowledge, Schedule 4.2(g) attached hereto lists all Contracts relating to the use and operation of the Property as of the date hereof and each such Contract is a valid and binding agreement, and is in full force and effect.  Neither Seller, nor, to the knowledge of Seller, any other Person is in material default under any Contract (a "Defaulted Contract").  True, correct and complete copies of all written Contracts have been made available to Purchaser.
(h) No Bankruptcy.  Seller is not in the hands of a receiver; Seller has not filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors' relief has been entered with respect to Seller.
(i) No Brokers. Neither Seller nor any of the Seller's respective officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of Purchaser or any of its affiliates to pay any finder's fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.
(j) Litigation and Other Proceedings.  Except as set forth on Schedule 4.2(j) attached hereto, there are no judgments unsatisfied against Seller or the Property or consent decrees or injunctions to which Seller or the Property is subject, and there is no litigation, claim or proceeding pending against Seller or the Property which, if determined adversely, would have a material and adverse effect on the consummation of the sale of the Property.
(k) Non-Foreign Status. Seller is not a foreign person for purposes of Section 1445(a) of the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.
(l) Investment Purposes.  Seller acknowledges its understanding that the OP Units to be acquired pursuant to the Agreement are not being registered under the 1933 Act or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and Purchaser's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Seller. In furtherance thereof, Seller represents and warrants to Purchaser as follows:
(i) Investment. Seller is acquiring the OP Units solely for Seller's own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof.  Seller agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (each, a "Transfer") any of the OP Units, unless (i) the Transfer is pursuant to an effective registration statement under the 1933 Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) no such registration is required because of the availability of an exemption from registration under the 1933 Act, or  (iii) the Transfer is otherwise permitted by the OP Agreement.  Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the OP Agreement. Purchaser shall place a restrictive legend on any certificate representing the OP Units, or if applicable, any securities of the REIT issued in redemption and/or conversion,  containing substantially the following language:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IF REQUESTED BY THE ISSUER, THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
The parties acknowledge that the Seller's ownership of OP Units will be reflected on the books of Purchaser and the issuance of a certificate representing the OP Units is not anticipated to occur.
(ii) Accredited Investor.  Seller is an "accredited investor" (as such term is defined in Rule 501 (a) of Regulation D under the 1933 Act).
(iii) Reliance on Exemptions.  Seller understands that the OP Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Purchaser is relying in part upon the truth and accuracy of Seller's representations and warranties in this Agreement and of the information in Purchaser Questionnaire completed by Seller in order to determine the availability of such exemptions and the eligibility of Seller to acquire the OP Units.
(iv) No Governmental Review. Seller understands that neither the SEC nor any other federal or state governmental authority has passed on or made any recommendation or endorsement of the OP Units, or the fairness or suitability of the investment in the OP Units, nor have such governmental authorities passed upon or endorsed the merits of the offering of the OP Units.
(v) Information and Knowledge.  Seller, or its representative, acknowledges and agrees that Seller has received, read and understood the limited partnership agreement of Purchaser, as amended, the second amended and restated articles of incorporation of the REIT, the bylaws of the REIT and the REIT's most recent Form 10-K as filed with the Securities and Exchange Commission ("SEC"), and the REIT's Form 10-Q's, Form 8-K's and proxy statements subsequently filed with the SEC.  Seller, or his representative, has had an opportunity to obtain, and has received, any additional information and has had an opportunity to ask such questions of, and receive answers from, the Purchaser, the REIT or an agent or representative of the Purchaser and the REIT, to the extent deemed necessary by Seller in order to form a decision concerning an investment in the Purchaser or the REIT.  As a result, Seller believes it has sufficient knowledge about the business, management and financial affairs of the Purchaser and the REIT and the terms and conditions of the purchase of the OP Units and any securities of the REIT issued in redemption and/or conversion.
(vi) Risk of Loss.  Seller is able to bear the economic risk of investment in the OP Units and any securities of the REIT issued in redemption and/or conversion, including the total loss of such investment.
(vii) Tax Review. Seller has reviewed with Seller's own tax advisors the tax consequences of an investment in the OP Units.
(m) No Condemnation.  Seller has not received any written notice of, nor does Seller have knowledge of, any pending action by any Governmental Authority having the power of eminent domain which might result in the Property being taken by condemnation or conveyance in lieu thereof.
(n) Laws. To Seller's knowledge, Seller has not received any written notice, demand or claim alleging any violation of, or liability under, any Laws, including, without limitation, building codes, zoning ordinances and Environmental Laws relating to the Property.
(o) Assessments. To Seller's knowledge, Seller has not received any written notice from any governmental entity of any special assessments or extraordinary taxes except as forth in the Title Report or any written reports that may have been or may be provided by Seller to Purchaser prior to the Effective Date.
(p) Repairs.  To Seller's knowledge, Seller has not received any written notice from any governmental body relating to the Property claiming any material violation of any Laws, or requiring any material work, repairs, construction, alterations or installation on the Property, which violation has not been cured or work, repairs, construction or alterations and installations have not been performed; and Seller shall promptly deliver written notice thereof to Purchaser upon its receipt of any such notices.
(q) Permits and Licenses.  To Seller's knowledge, all permits and licenses  required to operate the Hotel as it is currently being operated (collectively "Permits") are in full force and effect; provided, however, Seller makes no representation or warranty regarding the assignability of any one or more of the Permits.  Seller has made available to Purchaser true and correct copies of all Permits in Seller's possession.  To Seller's knowledge, Seller has not received any written notice from any governmental authority or other person of (i) any material violation, non-renewal, suspension or revocation of any Permits with respect to the Property that has not been dismissed or cured, or (ii) any failure by Seller to obtain any material license or permit required under applicable law for the ownership, maintenance, use, occupancy or operation of the Property that has not been dismissed or cured.
(r) Personal Property.  Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any of the personal or intangible personal property constituting the Property, other than any leased personal property or in connection with Seller's existing financing of the Property, if any, which shall be paid in full at the Closing.  Except for any leased personal property, Seller has good and valid title to the personal and intangible personal property constituting the Property, which in each case shall be free and clear of any lien, pledge, charge, security interest, encumbrance, title retention agreement, adverse claim or restriction as of the Closing.
(s) Employees.  None of the Hotel Employees are employees of Seller. All of the Hotel Employees are employees of the Manager.  None of the Hotel Employees are represented by any union or subject to any collective bargaining agreement and, to Seller's knowledge, no labor organizational effort is presently being made or threatened by or on behalf of any labor union with respect to any Hotel Employees.  Neither the Seller nor to the Seller's knowledge the Manager has experienced any strike, grievance, picketing, claim of unfair labor practices or other labor dispute within the past three (3) years arising from or relating to any Hotel Employees.  Manager has not engaged in any plant closing, workforce reduction or other action that has resulted or could result in liability under WARN and has not issued any notice that any such action is to occur in the future.
(t) ERISA.
(i) To Seller's knowledge, neither Seller nor Manager nor any of their respective ERISA Affiliates has established, maintained or contributed (in connection with the Property or Manager's employees working at the Property) to any Employee Benefit Plan (a) subject to Code Section 412, Section 302 of ERISA, or Title IV of ERISA, (b) that is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (c) that is a multiple employer plan within the meaning of Code Section 413(c), (d) that is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.
(ii) Within five (5) Business Days following the Effective Date, Seller shall cause Manager to provide Purchaser with complete copies of each Employee Benefit Plan, trusts, funding arrangements, any amendments thereto, the most recent summary plan descriptions and summary of material modifications, the most recent funding and critical status notices, and actuarial reports for the past two years.
(iii) Seller is not an Employee Benefit Plan and none of Seller's assets are plan assets as defined or determined under ERISA.
(iv) Neither the Seller, nor to Seller's knowledge, the Manager, nor any of their respective ERISA Affiliates has made any plan or commitment since January 1, 2015 to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would increase the benefits provided to any Hotel Employee or former Hotel Employee except as required by law.
(v) To Seller's knowledge, each Employee Benefit Plan intended to be qualified under Code Section 401(a) has received a favorable determination or opinion letter from the IRS as to its qualification under the Code that has not been revoked and provides that any related trust is qualified under Code Section 501(a), and such letter(s) have been provided by the Manager.  To Seller's Knowledge, no event has occurred with respect to any such Qualified Plan which could reasonably be expected to adversely affect the qualification of such Qualified Plan or exemption of the related trust.
(vi) To Seller's knowledge, no event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Purchaser to any tax, fine, lien, penalty or other liability imposed under ERISA, the Code or other applicable laws.
(vii) To Seller's Knowledge, each Employee Benefit Plan has been operated and administered in all material respects by Manager in compliance with its terms and all applicable laws.  To Seller's Knowledge, there are no pending or threatened claims against, by or on behalf of any Employee Benefit Plans (other than routine claims for benefits under the terms of any such benefit plan).
(viii) To Seller's Knowledge, no Employee Benefit Plan provides for welfare benefits after termination of employment except as required by COBRA and at the expense of the participant or beneficiaries.
(u) OFAC.  Seller is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and Seller will not engage in any dealings or transactions or be otherwise associated with any such restricted persons or entities.
As used herein, "Seller's knowledge" shall mean the current, actual knowledge of Greg Friedman, who Seller represents and warrants has direct responsibility for the asset management of the Property for Seller.  Greg Friedman shall not have any personal liability whatsoever under any circumstances in connection with this Agreement or the Property.
Section 4.3 Survival.  The representations and warranties of each of Purchaser and Seller shall survive the closing for twelve (12) months following the Closing Date; provided however, Purchaser's representations and warranties set forth in Sections 4.1(g), 4.1(i), 4.1(l) and 4.1(m) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (as applicable, the "Survival Period").
(a) If at or prior to the Closing, Purchaser shall become aware that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and shall give Seller notice thereof at or prior to the Closing, then Seller shall have the right to cure or correct such untrue, inaccurate or incorrect representation or warranty, and in connection therewith Seller may elect by notice to Purchaser to adjourn the Closing one or more times for up to sixty (60) days in the aggregate.  If Seller is unable to cure or correct any such untrue, inaccurate or incorrect representation or warranty on or before the Closing Date (whether or not the Closing is adjourned as provided above), then Purchaser, as its sole remedy, may elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller on the Closing Date, in which event Purchaser shall receive a return of the Deposit and, with the exception of those obligations which expressly survive the termination of this Agreement, no party shall have any further liability to any other party hereunder.
(b) Following the Closing, Seller shall have no liability to Purchaser for any breach of any of Seller's representations or warranties unless: (i) Purchaser makes a claim therefore prior to the expiration of the Survival Period; (ii) the facts constituting such breach of Seller's representations or warranties were not disclosed to or otherwise known by Purchaser prior to Closing; and (iii) Purchaser's damages as a result of such breach of Seller's representations or warranties exceed Twenty-Five Thousand Dollars ($25,000.00); provided however, that in no event shall Seller's aggregate liability to Purchaser for all such breaches exceed Two Hundred Thousand Dollars  ($200,000.00).
ARTICLE 5
 COVENANTS OF SELLER
Section 5.1 Covenants.
(a) Between the date hereof and the Closing Date, Seller shall continue to operate, manage and maintain the Property and Hotel in such manner as is consistent with its current practices.  In connection therewith:
(i) Seller shall not, except in the ordinary course of business and consistent with prior practice, modify, extend, renew or cancel (except as expressly required by the terms thereof or as a result of a default by the other party thereunder) any Contracts or enter into any new Contracts without Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) Purchaser's consent shall not be required if such service contracts, equipment leases, space leases and similar agreements may be terminated at any time on not more than thirty (30) days' prior notice by Seller, or its successor, without the payment of a penalty, and (ii) from and after the expiration of the Due Diligence Period, Purchaser may withhold its consent (to the extend such consent is required) in its sole and absolute discretion.
(ii) Seller shall keep inventories and supplies adequately stocked, consistent with the requirements of the Franchisor.  In furtherance (and not limitation) of the foregoing, as of the date of Closing, the Hotel shall be stocked with inventories and supplies, including, without limitation, unopened food and beverage items and other consumable items, sufficient for the normal operation of the Hotel and, in any case, comparable to the month end inventories and supplies of the Hotel for the preceding twelve (12) calendar months.
(iii) Seller shall make all necessary and ordinary maintenance repairs in the ordinary course of business resulting from the breakdown or improper functioning of a particular item or system which is required to keep the Property in substantially the same condition as at the date hereof, subject to ordinary wear and tear and the provisions of Article 7; provided that Seller shall not be obligated to perform any capital improvements to any part of the Property except as required by Law.
(b) Seller shall use commercially reasonable efforts to assist Purchaser in affecting the transfer of any existing liquor licenses and permits currently in the name of Seller or its affiliates or Manager to Purchaser or its designee on the Closing Date, or in obtaining new liquor licenses and permits.  Notwithstanding the foregoing, however, in the event that the parties are unable to cause the transfer of the existing or the issuance of new liquor licenses and permits to Purchaser as of the date of Closing Date, then, in accordance with applicable laws, Seller or its affiliates or Manager, as applicable, shall cooperate with Purchaser and implement arrangements reasonably requested by Purchaser whereby Seller or its affiliates or Manager, as applicable, shall manage the purchase, sale and service of alcoholic beverages at the Hotel on behalf of Purchaser for up to one hundred eighty (180) days following the Closing Date and pending the transfer of the existing or the issuance of new liquor licenses and permits to Purchaser or Purchaser's nominee.  Purchaser shall reimburse the Seller or its affiliate or Manager, as applicable, for actual out of pocket costs incurred by the Seller or its affiliate arising from their performance of the obligations set forth in this Section such as the costs of carrying liquor liability insurance and licensing fees.

ARTICLE 6
 INDEMNIFICATION; AS-IS

Section 6.1 Indemnity by Purchaser. Following the Closing, Purchaser hereby agrees to indemnify the Seller Indemnified Parties against, and to defend and hold the Seller Indemnified Parties harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by any Seller Indemnified Party in connection with or arising out of the acts or omissions of Purchaser or Purchaser's agents, or any other matters or occurrences that take place on or after the Closing Date and relate to the ownership, maintenance or operation of the Property.  Purchaser's obligations under this Section shall survive for a period of six (6) months following the Closing Date.
Section 6.2 Indemnity by Seller. Following the Closing, Seller hereby agrees to indemnify the Purchaser Indemnified Parties against, and to defend and hold the Purchaser Indemnified Parties harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by any Purchaser Indemnified Party in connection with or arising out of, any matters or occurrences that take place that accrue in connection with the Property prior to Closing and relate to the ownership, maintenance or operation of the Property.   Seller's obligations under this Section shall survive the Closing for a period of nine (9) months.
Section 6.3 "AS-IS" Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE  PROPERTY OR ANY OTHER MATTER WHATSOEVER.  PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT PURCHASER IS PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER WILL ACCEPT THE PROPERTY AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS" AND WITHOUT RECOURSE AGAINST ANY SELLER.
Section 6.4 Assumption by Purchaser.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, UPON CLOSING PURCHASER ASSUMES THE RISK OF PHYSICAL CONDITIONS, DEFECTS, CONSTRUCTION DEFECTS, ENVIRONMENTAL, HEALTH, SAFETY AND WELFARE MATTERS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AS OF THE CLOSING DATE, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES AND RELEASES SELLER, MANAGER, AND EACH OF THEIR RESPECTIVE AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASEES") FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY.
ARTICLE 7
 DAMAGE OR DESTRUCTION; CONDEMNATION

Section 7.1 Damage or Destruction.  If at any time prior to the Closing Date all or any material portion of the Property is destroyed or damaged as a result of fire or any other casualty and the cost of restoring such damage exceeds or is reasonably anticipated to exceed Five Hundred Thousand Dollars ($500,000.00), then, at the option of Purchaser, exercised by giving Seller written notice within twenty (20) days of Purchaser's discovery or notification of the casualty event, Purchaser may terminate this Agreement, and upon such termination Purchaser shall receive a return of the Deposit and this Agreement shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement.  Seller shall give Purchaser prompt written notice of any casualty.  If Purchaser shall not elect so to terminate within the applicable notice period, Purchaser will be deemed to have elected to proceed to Closing and, as such, will be entitled to receive all insurance proceeds of any such casualty (plus an amount, payable by the Seller to Purchaser at Closing, equal to any deductible(s) in the insurance policies), and in that event the Seller will take at Closing all action necessary to assign their interest in any such proceeds to Purchaser.  The parties understand and agree that Seller shall bear the "risk of loss" with respect to the Property up to and through the Closing.  Upon Closing and delivery of the Deed to Purchaser, the "risk of loss" shall shift from Seller to Purchaser.
Section 7.2 Condemnation.  If any Material Taking occurs, or any Governmental Authority initiates legal proceedings which, if successfully prosecuted would result in a Material Taking between the date of this Agreement and the Closing Date, then, at the option of Purchaser, exercised by giving Seller written notice within twenty (20) days of Purchaser's discovery or notification of the condemnation or eminent domain event, Purchaser may terminate this Agreement, and upon such termination Purchaser shall receive a return of the Deposit and this Agreement shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement.  If Purchaser shall not elect so to terminate within the applicable notice period, Purchaser will be deemed to have elected to proceed to Closing and, as such, will be entitled to receive all proceeds of any such taking or condemnation, and in that event Seller will take at Closing all action necessary to assign their interest in any such award to Purchaser.  Seller shall give Purchaser prompt written notice of any taking that is threatened in writing.  For the purpose of this Section, "Material Taking" shall mean any taking or condemnation (or notice thereof) for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or any exercise of a right of eminent domain that results in, or is reasonably anticipated to result in, (i) an award in excess of Five Hundred Thousand Dollars ($500,000.00).
Section 7.3 Settlement of Claims.  Seller shall promptly and diligently pursue payment of any awards or proceeds in connection with any condemnation or eminent domain proceeding, and/or the settlement or negotiation of any insurance claim, including making proof of loss thereof.  In the event this Agreement is not terminated as the result of such casualty or condemnation, and Purchaser has elected (or is deemed to have elected) to proceed to Closing, Purchaser shall have the right to participate in the settlement or negotiation of claims for all awards or proceeds and/or participate in any proceedings related to a condemnation of the Property and, in connection therewith, Seller shall promptly deliver to Purchaser copies of all documents received by Seller in connection with the foregoing.  Seller shall not accept any award or enter into any settlement without first obtaining the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed.  In the event Seller fails to comply with their obligations under this paragraph, the same shall be deemed a breach of the Seller's obligations under this Agreement.
ARTICLE 8
 MISCELLANEOUS

Section 8.1 Further Assurances.  Seller shall take such other actions and execute and deliver such additional documents following the Closing as Purchaser may reasonably request in order to effect the transactions contemplated hereby (subject to Seller's approval as to the form and substance of such documents).
Section 8.2 Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 8.3 Governing Law.  This Agreement shall be governed by the internal laws of the jurisdiction in which the Property is located, without regard to the choice of law provisions thereof.
Section 8.4 Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
Section 8.5 Entire Agreement.  This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
Section 8.6 Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect, except that Purchaser may assign its right to receive the Property at Closing to one or more of its wholly owned subsidiaries or affiliates under common control. In the event Purchaser assigns its rights to the extent permitted hereunder, Purchaser and such assignee shall, upon Seller written request, execute and deliver an assignment agreement pursuant to which such assignee is bound.  No such assignment of Purchaser's rights or interests under this Agreement shall relieve Purchaser of its liabilities and duties under this Agreement.  This Agreement is solely for the benefit of Seller and Purchaser, and there are no third party beneficiaries hereof.  For purposes of this Section, the term "control" shall mean the ownership (directly or indirectly) of 50.1% or more of the voting or comparable ownership interest of any corporation, trust, partnership, limited liability company or other business entity.
Section 8.7 Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
Section 8.8 Third Party Beneficiary.  No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.
Section 8.9 Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.
Section 8.10 Defaults and Remedies.
(a) In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Purchaser defaults in any of its obligations undertaken in this Agreement, Seller shall be entitled to, as its sole and exclusive remedy to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof (ii) terminate this Agreement, and collect the Deposit as liquidated damages, and not as a penalty, for Purchaser's default hereunder, it being agreed that the damages by reason of Purchaser's default are difficult, if not impossible, to ascertain, and upon such termination and delivery of the Deposit, all rights, liabilities and obligations of the parties under this Agreement shall expire, except for the surviving obligations (including, but not limited to indemnities) and other matters expressly set forth herein.
(b) In the event that Purchaser is ready, willing and able to close in accordance with the terms and provisions hereof, and Seller defaults in the obligations herein taken by Seller, Purchaser may, as its sole and exclusive remedy, either (A) waive such default and proceed to Closing in accordance with the terms and provisions hereof, or (B) elect, in Purchaser's sole discretion, to either (i) terminate this Agreement, and upon such termination Purchaser shall receive a return of the Deposit and Seller shall pay to Purchaser the reasonable out-of-pocket costs and expenses actually incurred by Purchaser in connection with Purchaser's third-party due diligence up to an amount of Fifty Thousand and No/100 Dollars ($50,000.00), provided Purchaser presents Seller with reasonable documentation evidencing such costs and fees, and upon Seller's tender of the Deposit and reimbursement of such reasonable out-of-pocket costs, this  Agreement shall immediately terminate and be of no further force and effect, or (ii) enforce specific performance of the Seller's obligations hereunder; provided, however, any such action for specific performance must be initiated within sixty (60) days of the date Purchaser first becomes aware of the default by Seller.
Section 8.11 Confidentiality.  All press releases or other public communications of any kind relating to the transactions contemplated herein, and the method and timing of release for publication thereof, will be subject to the prior written approval of Purchaser and the Seller who contributed the property which is the subject of the press release or other public communication, in each case not to be unreasonably withheld; provided, however, that the parties may disclose the terms and conditions of this Agreement (a) as required by law (including, without limitation, any and all securities laws, rules and regulations), (b) to consummate the terms of this Agreement or any financing relating thereto, or (c) to Purchaser's or Seller's lenders, attorneys and accountants.  Notwithstanding the foregoing, Seller acknowledges that Purchaser is affiliated with a publicly traded real estate investment trust, namely the REIT, and the REIT may determine in its reasonable discretion that the public disclosure of any information subject to Section 8.11 is necessary or advisable under applicable securities laws (including, without limitation, information regarding the terms of this Agreement, the Purchase Price, the Property and Seller) and Seller agrees that any such disclosure by the REIT, Purchaser or their respective affiliates or representatives shall not be deemed a violation of the provisions of this Section 8.11 and shall not be subject to the prior written approval of Seller (including, without limitation, any such disclosure made pursuant to the provisions of current, quarterly and annual report forms promulgated under applicable securities laws and in connection with any securities offerings by the REIT).
Section 8.12 Seller Confidentiality and Trading.  Seller acknowledges that, through the course of the transaction contemplated hereunder, Seller may be provided by the Operating Partnership or its affiliates with information regarding Purchaser and Purchaser's affiliates including, without limitation, the REIT (collectively, the "OP Parties").  Except as required by law, Seller and its representatives shall hold in strictest confidence all data and information obtained with respect to the OP Parties or their respective businesses, whether obtained before or after the execution and delivery of this Agreement, except such information (i) that is or may be required to be disclosed by Seller under any law, rule, regulation, court order or other judicial process, (ii) that is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement, (iii) becomes lawfully available to Seller on a non-confidential basis from a source other than an Operating Partnership Party or one of its agents or representatives, which is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Operating Partnership Party or any other party with respect to any portion of the information or (iv) was lawfully known to Seller on a non-confidential basis prior to its disclosure to Seller by an Operating Partnership Party or one of its agents or representatives; provided, however, that Seller may disclose such information to the employees, attorneys and accountants of Seller to the extent reasonably necessary in connection herewith, provided that Seller instructs such persons to treat such information confidentially.  Seller acknowledges that it is aware, and that Seller has advised each recipient it has provided such information, that the securities laws of the United States prohibit any person who has material non-public information to purchase or sell securities of an issuer without the prior public dissemination of such information.  Seller further agrees that it will not use such information to make an investment, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, in any manner inconsistent with the securities laws of the United States. The provisions of this Section shall survive any termination of this Agreement or the Closing.
Section 8.13 Reliance.  Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.
Section 8.14 Notice.  All notices, demands and requests which may be given or which are required to be given by any party to another, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective:  (a) on the date personally delivered to the intended recipient's address below, as evidenced by written receipt therefor, whether or not actually received by the Person to whom addressed; (b) on the third (3rd) Business Day after being sent, by certified or registered United States Postal Service mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) Business Day after being deposited into the custody of a nationally recognized overnight delivery service such as FedEx or UPS, addressed to the intended recipient at the address specified below; or (d) on the same day as delivered by electronic mail pursuant to the Email addresses below, provided that such delivery is accompanied by a delivery in accordance with (c) hereof.  For purposes of this Section, the addresses of the parties for all notices are as set forth below (unless changed by similar notice in writing given by the particular Person whose address is to be changed).
If to Seller: With a copy to:
c/o Peachtree Hotel Group
5607 Glenridge Drive, Suite 430
Atlanta, Georgia 30342
Attn: Jatin Desai and Kevin Cadin
404-497-4117
jdesai@peachtreehotelgroup.com
404-953-4955
kcadin@peachtreehotelgroup.com

Gentry Mills Capital
251 O'Connor Ridge Blvd, Suite
100 Irving, Texas 75038
Attn: Billy Glass and Scott Palmer
972-759-8725
bglass@gentrymillscapital.com
972-759-7709
spalmer@gentrymillscapital.com

With a copy to:	Morris, Manning & Martin, L.L.P. 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 Attn: Brett A. Lavoie 404-364-7436 blavoie@mmmlaw.com
If to Purchaser:	Condor Hospitality Trust Inc. 1111 N. 102nd Ct, Suite 222 Omaha, NE 68114 Attn: Lauren Green 402-316-1022 lgreen@trustcondor.com
With a copy to:	Jeffer Mangels Butler & Mitchell LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, California 90067 Attn: M. Guy Maisnik 310-201-3588 mgm@jmbm.com

Section 8.15 Waiver Of Trial By Jury.  SELLER AND PURCHASER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
Section 8.16 Purchaser's Right to Audit.  Seller shall provide to Purchaser (at Purchaser's sole cost and expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, or as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority, of the balance sheet and income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years.  Seller's obligation to maintain its records for use under this Section shall be an ongoing condition to Closing for Purchaser's benefit until Closing.  Seller shall maintain its records for use under this Section for a period of not less than two (2) years after the Closing Date.  The provisions of this Section shall survive Closing.
ARTICLE 9
ESCROW PROVISIONS

Section 9.1 Disbursement of Deposit.  The Deposit shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:
(a) Escrow Agent shall invest the Deposit in an interest-bearing account reasonably satisfactory to Purchaser and Seller, and shall promptly provide Purchaser and Seller with confirmation of the investments made.
(b) If the Closing occurs, Escrow Agent shall apply the Deposit on the Closing Date to the Purchase Price payable by Purchaser in accordance with Section 1.2(c).  If for any reason the Closing does not occur, Escrow Agent shall deliver the Deposit to Seller (in accordance with their respective percentage interests in the Property) or the Operation Partnership only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (b).  Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the "Demand") upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of the Demand within five (5) Business Days after receipt of the Demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the Escrow Agent's giving to such other party such notice, Escrow Agent is hereby authorized to make the payment set forth in the Demand.  If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Purchaser or a final judgment of a court.
(c) The parties acknowledge that Escrow Agent is acting solely as an escrow holder at the request and for the convenience of, Purchaser and Seller.  Escrow Agent shall not, however, be deemed to be the agent of either of the parties, and Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable only for its negligent acts or willful misconduct, and for any liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred by Seller or Purchaser resulting from Escrow Agent's mistake of law respecting Escrow Agent scope or nature of its duties.  Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence or willful misconduct on the part of Escrow Agent.  Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent has received and shall hold the Deposit in escrow, and shall disburse the Deposit pursuant to the provisions of this Article 9.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER

SI LAKE MARY, LP, a Georgia limited partnership

By:	SI Lake Mary GP, LLC, a Georgia limited liability company, its General Partner

By: STONEHILL INVESTORS, LLC, a Delaware limited liability company, its Manager

By:  /s/ Jatin Desai
Jatin Desai, Manager

[SIGNATURES FOLLOW ON NEXT PAGE]
[Purchase and Sale Agreement – SP]
[Hampton Inn & Suites – Lake Mary, FL]

PURCHASER:

CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:  /s/ J. William Blackham
Name:  J. William Blackham
Title:  President

[Purchase and Sale Agreement – SP]
[Hampton Inn & Suites – Lake Mary, FL]

EXHIBITS AND SCHEDULES
The following Exhibits and Schedules are attached hereto and incorporated herein:
EXHIBIT A - Definitions
EXHIBIT B - Legal Description of the Property
EXHIBIT C - Form of Deed
EXHIBIT D - Form of Bill of Sale
EXHIBIT E - Form of Certification of Non-Foreign Status

EXHIBIT F - Form of LP Admission Agreement
EXHIBIT G - Form of Redemption Rights Agreement
EXHIBIT H - Confidential Purchaser Questionnaire
SCHEDULE 1 - List of Excluded Assets
SCHEDULE 2.2 - Due Diligence Material
SCHEDULE 4.2(g) - Contracts & Contracts Consents
SCHEDULE 4.2(j) - Litigation and Judgments

EXHIBIT A
Definitions
"1933 Act" shall have the meaning set forth at Section 4.1(g)(i).
"1934 Act" shall have the meaning set forth at Section 4.1(g)(i).
"Additional Deposit" shall have the meaning set forth at Section 1.2(b).
"Advance Booking Deposits" shall have the meaning set forth at Section 1.4(g).
"Agreement" shall have the meaning set forth in the preamble.
"Allocation" shall have the meaning set forth at Section 1.2(d).
"Annual Report" shall have the meaning set forth at Section 4.1(g)(ii).
"Appurtenances" shall mean all rights, covenants, licenses, privileges, hereditaments and warranties, owned by Seller and/or to the benefit of Seller and easements or similar rights appurtenant to the Property, including, without limitation all development rights, air rights, water and water rights relating to the Property and any other rights-of-way, rights of ingress or egress or other interests in, on or to any land, highway, street, road or avenue in, on, across, abutting or adjoining the Property.
"Business Day" means any day of the year, other than Sunday, Saturday or any other day that the Federal Reserve Bank of New York recognizes as a federal holiday.
"Cash Consideration" shall have the meaning set forth at Section 1.2(d).
"Closing" or "Closing Date" shall have the meaning set forth at Section 3.2.
"Code" shall have the meaning set forth at Section 1.4.
"Contingent Purchase Price" shall have the meaning set forth at Section 1.2(e).
"Contracts" shall mean any equipment leases, janitorial contracts, on-site maintenance agreements, other maintenance agreements, service contracts, vendor or supply contracts, insurance policies or endorsements, if any, to the extent covering the Property only, construction contracts or other agreements affecting all or a portion of the Property or imposing any obligation upon Purchaser upon acquisition of the Property.
"CPP Date" shall have the meaning set forth at Section 1.2(e).
"Cut-Off Time" shall have the meaning set forth at Section 1.4(a).
"Deed" shall have the meaning set forth at Section 3.3(a)(i)(A).
"Defaulted Contract" shall have the meaning set forth at Section 4.2(g).
"Demand" shall have the meaning set forth at Section 9.1(b).
"Deposit" shall have the meaning set forth at Section 1.2(b).
"Diligence Termination Notice" shall have the meaning set forth at Section 2.2.
"Due Diligence Material" shall have the meaning set forth at Section 2.2.
"Due Diligence Period" shall have the meaning set forth at Section 2.2.
"Effective Date" shall have the meaning set forth in the preamble.
"Employee Benefit Plans" shall mean all employee benefit plans, as that term is defined in ERISA, and each other employee benefit plan or program to which Seller, Manager or an ERISA Affiliate contributes, has any obligation to contribute to or has any actual or contingent liability on behalf of any current or former Hotel Employee or otherwise.
"Environmental Laws" shall mean and include, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, and other federal laws governing the environment in effect on the PSA Effective Date, together with their implementing regulations and guidelines as of the PSA Effective Date, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances in effect as of the PSA Effective Date that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" shall mean any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is or was under common control with the Seller or Manager pursuant to Section 414(b), (c), (m), or (o) of the Code.
"Escrow Agent" shall have the meaning set forth at Section 1.2(a).
"Expenses" shall have the meaning set forth at Section 1.2(e).
"Franchisor" shall have the meaning set forth in the Recitals.
"Franchisor Approval" shall have the meaning set forth at Section 2.4.
"Hotel" shall have the meaning set forth in the Recitals.
"Hotel Employees" shall have the meaning set forth at Section 1.4(e).
"GAAP" shall have the meaning set forth at Section 4.1(g)(ii).
"General Partner" shall have the meaning set forth at Section 4.2(l)(vi).
"Governmental Authority" shall mean any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental or quasi‑governmental unit (federal, state, county, township, district, municipal, city, departmental or otherwise) whether now or hereafter in existence.
"Improvements" shall mean all improvements and structures including, without limitation, fixtures and other infrastructure improvements, owned by Seller or in which Seller has an interest and located on the Real Property or required for the use of the Real Property.
"Initial Deposit" shall have the meaning set forth at Section 1.2(a).
"Initial Objections" shall have the meaning set forth at Section 2.1.
"Initial Objection Period" shall have the meaning set forth at Section 2.1.
"Intangible Property" shall mean all intangible property (including any interest therein) owned by Seller, if any, with respect to the Real Property, licenses, (including all permits, entitlements and other governmental and quasi-governmental authorizations) required in connection with the ownership, development, construction, operation or maintenance of the Property, warranties, water rights, zoning rights, architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property.
"Laws" shall mean all laws, statutes, ordinances, codes, rules, decrees and regulations of the United States of America or any state, commonwealth, city, county, township, municipality or department or agency thereof, or of any other Governmental Authority.
"Liens" means, regarding any real and personal property with respect to the Property, each of the following: all mortgages, deeds of trust, pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.
"LP Admission Agreement" shall have the meaning set forth at Section 3.3(a)(iii)(A).
"Manager" shall have the meaning set forth in the Recitals.
"Material Taking" shall have the meaning set forth at Section 7.2.
"Must Cure Objections" shall have the meaning set forth at Section 2.1.
"Net Operating Income" shall have the meaning set forth at Section 1.2(e).
"New Franchise Agreement" shall have the meaning set forth at Section 2.4.
"New Management Agreement" shall have the meaning set forth at Section 2.6.
"New Objection" shall have the meaning set forth at Section 2.1.
"OP Parties" shall have the meaning set forth at Section 8.12.
"OP Partnership Agreement" shall have the meaning set forth at Section 3.3(a)(vi).
"OP Unit Consideration" shall have the meaning set forth at Section 1.2(d).
"OP Units" shall have the meaning set forth in Paragraph B of the Recitals.
"Purchaser" shall have the meaning set forth in the preamble.
"Purchaser Indemnified Parties" means each of Purchaser and Purchaser's partners, members, directors, officers, employees, agents, representatives, beneficiaries and affiliates.
"Permitted Exceptions" shall mean, with respect to each Property:  (i) those title or survey matters (including all encumbrances, restrictive covenants, governmental zoning and use requirements or any other exception to title and use of the Property) that are approved or deemed approved by Purchaser in accordance with Section 2.1 herein; and (ii) Liens, if any, for Property Taxes which are a lien but not due and payable as of the Closing Date.
"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.
"Personal Property" shall mean all fixtures, machinery, equipment, furniture, inventory (other than unopened food and beverage inventory), linens, supplies and other articles of personal property attached or appurtenant to the Property, or which are owned by Seller and located on and used in connection with the Property, but excluding (i) property of guests, (ii) items or information owned by or proprietary to Franchisor and (iii) items or information owned by or proprietary to Manager, and (iv) those items set forth on Schedule 1 attached hereto and by this reference incorporated herein.
"Proceeding" shall have the meaning set forth at Section 4.1(k).
"Property" shall mean: (i) the Real Property, Appurtenances and Improvements; (ii) all of Seller's right, title and interest to the Personal Property; (iii) all of the Seller's rights, title and interest, to the extent assignable, to all Intangible Property; and (iv) all of the Seller's rights and obligations arising from and after the Closing Date with respect to any Contracts assumed by Purchaser.
"Property Taxes" shall mean, with respect to the Property, all federal, state, county, municipal and local governmental taxes, assessments and charges of every kind or nature, general and special, ordinary and extraordinary, foreseen and unforeseen, including, but not limited to, all real estate taxes, and transit or transit district taxes or assessments, ad valorem, rent or similar taxes of every kind or nature affecting the Property (including any rental or similar taxes and license, building, occupancy, permit or similar fees levied in lieu of or in addition to general real or personal property taxes).  Property Taxes shall not include any federal or state income tax, any income tax resulting from the transfer of the Property by Seller or any sales, use, single business, gross receipts, transaction privilege franchise and excise taxes, inheritance, gift or estate taxes of Seller or any capital stock and franchise taxes of Seller imposed by any governmental entity due to this transaction or Seller's ownership of the Property for the period prior to Closing.
"Quarterly Report" shall have the meaning set forth at Section 4.1(g)(ii).
"Real Property" shall mean, collectively, that certain parcel of land more particularly described in Exhibit B.
"Redemption Rights Agreement" shall have the meaning set forth at Section 3.3(a)(iii)(B).
"REIT Material Adverse Effort" shall have the meaning set forth at Section 4.1(h).
"SDAT" shall have the meaning set forth at Section 4.1(i)(i).
"SEC" shall have the meaning set forth at Section 4.1(g)(i).
"SEC Reports" shall have the meaning set forth at Section 4.1(g)(i).
"Seller" shall have the meaning set forth in the preamble.
"Seller Indemnified Parties" means each of Seller and Seller's partners, members, directors, officers, employees, agents, representatives, beneficiaries and affiliates.
"Seller's Accounts Receivable" shall have the meaning set forth at Section 1.4(f).
"Seller's Accounts Receivable Schedule" shall have the meaning set forth at Section 1.4(f).
"Survival Period" shall have the meaning set forth at Section 4.3.
"Tax" or "Taxes" means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excises, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges, and (b) any liability in respect of any of the items in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.
"Title Company" shall mean First Nationwide Title Agency, LLC.
"Title Premiums" shall have the meaning set forth at Section 1.5(b)(ii)(B).
"Title Report" shall have the meaning set forth at Section 2.1.
"Transfer" shall have the meaning set forth at Section 4.2(l)(i).
"Transfer Documents" shall have the meaning set forth at Section 3.3(a)(i).
"WARN" shall have the meaning set forth at Section 1.4(e).
"Year One PIP Obligations" shall have the meaning set forth at Section 2.4(c).

EXHIBIT B
Legal Description of the Real Property

See attached.

EXHIBIT C

Upon recording return to:

SPECIAL WARRANTY DEED

THIS INDENTURE is executed by _________, a ______ limited liability company ("Grantor") whose address is ____________________, and is delivered to _____________________, a ___________________ ("Grantee"), whose address is ____________________________.

WITNESSETH:  That Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee all that tract or parcel of land described on Exhibit A, attached hereto and made a part hereof (the "Property").

 TO HAVE AND TO HOLD the Property, together with all and singular the rights, members and appurtenances thereof, subject to the Permitted Exceptions (as hereinafter defined) to the same being, belonging or in any wise appertaining, to the only proper use, benefit and behoof of Grantee, forever, IN FEE SIMPLE.

 This Deed and the warranty of title contained herein are made expressly subject to the items set forth on Exhibit B attached hereto and made a part hereof (the "Permitted Exceptions").

 Grantor will warrant and forever defend the right and title to the Property unto Grantee against the lawful claims of all persons owning, holding or claiming by, through or under Grantor, but not otherwise.

 (The words "Grantor" and "Grantee" include all genders, plural and singular, and their respective heirs, successors and assigns where the context requires or permits.)

 IN WITNESS WHEREOF, Grantor has signed and sealed this deed, the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

Signed, sealed, and delivered
in the presence of:

____________________________
Signature of Witness 1

____________________________
Print Name of Witness 1

____________________________
Signature of Witness 2

____________________________
Print Name of Witness 2
___________, a __________ limited liability company By: _______________ By: __________________________ Name: ________________________ Title: ________________________

STATE OF )
) SS:
COUNTY OF  )

The foregoing instrument was acknowledged before me this ____ day of ________________, 2017, by _______________, as ____________________________ of ________, a ______ limited liability company, on behalf of said company.  He is (check one) ____ personally known to me or ____ has produced _____________________________________ as identification.

Notary Public Signature

Print Name
(SEAL)	State of at Large
Commission No.:
My Commission expires:

Exhibit A to Special Warranty Deed

Property

Exhibit B to Special Warranty Deed

Permitted Exceptions

EXHIBIT D

BILL OF SALE
For good and valuable consideration, _________, a ______ limited liability company ("Seller"), sells and conveys to ____________________, a ______________________ ("Purchaser"), all of its right, title and interest in and to the Personal Property (as defined in that certain Purchase and Sale Agreement, between Seller and _________________________, dated as of ______________, 2017 (the "Agreement"), together with any Contracts (as defined in the Agreement) relating thereto.
THE PERSONAL PROPERTY TRANSFERRED HEREBY IS TRANSFERRED TO PURCHASER "AS IS" AND "WHERE IS" AND WITH ALL FAULTS, DEFECTS OR OTHER ADVERSE MATTERS.  EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OR ANY CLOSING DOCUMENT RELATED THERETO,, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY PURCHASER) WITH RESPECT TO THE PERSONAL PROPERTY TRANSFERRED HEREBY OR ITS CONDITION.  CONVEYANCE OF THE PERSONAL PROPERTY TRANSFERRED HEREBY IS SUBJECT TO OTHER LIMITATIONS CONTAINED IN THE AGREEMENT.

Dated: ________, 2017	___________, a __________ limited liability company By: _______________ By: __________________________ Name: ________________________ Title: ________________________

EXHIBIT E

CERTIFICATION OF NON-FOREIGN STATUS
Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For United States tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Independence Realty Purchaser, LP, a Delaware limited partnership (the "Company") that the withholding of tax is not required upon the contribution of the Property by [                    ], a [                    ] (the "Seller"), to the Company, which transfer occurred on [                    ], the undersigned hereby certifies the following on behalf of Seller:
1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder), or a non-resident alien for United States federal income tax purposes;
2. Seller is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);
3. Seller's employer identification number (or Seller's social security number, if Seller is an individual) is ______________; and
4. Seller's [office][home] address is:
____________________________________
____________________________________
5. The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punishable by fine, imprisonment or both.
6. Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.
7. Capitalized terms which are used but not otherwise defined herein shall have the meanings ascribed to them in that certain Contribution Agreement, dated ________, 2014.

Dated:______________________
[______________________]

By:________________________________

EXHIBIT I

FORM OF HOTEL MANAGEMENT AGREEMENT

HOTEL

MANAGEMENT AGREEMENT

Between

_______________________________________

and

_______________________________________

Dated

_______________________

TABLE OF CONTENTS

Page
HOTEL MANAGEMENT AGREEMENT
ARTICLE 1 DEFINITIONS
Section 1.01. Definitions.
ARTICLE 2 TERM OF AGREEMENT
Section 2.01. Operating Term.
ARTICLE 3 OPERATION OF THE HOTEL
Section 3.01. Representations by Lessee and Operator; Engagement of Operator.
Section 3.02. Standards of Operation.
Section 3.03 Limitations on Operator's Authority
Section 3.04. Reservations Services and Revenue Management.
Section 3.05. Marketing.
Section 3.06. Consultations Between Lessee and Operator.
Section 3.07. Transactions with Affiliates and Other Relationships.
Section 3.08. Regional Manager.
Section 3.09. Certain Expenses.
ARTICLE 4 INDEPENDENT CONTRACTOR
Section 4.01. Operator Status.
Section 4.02. Employees.
Section 4.03. Employee Expenses.
Section 4.04. Employee Benefit Plans.
Section 4.05. Execution of Agreements.
ARTICLE 5 INDEMNIFICATION
Section 5.01. Indemnification by Operator.
Section 5.02. Limitations on Indemnification.
Section 5.03. Indemnification by Lessee.
Section 5.04. Survival of Indemnity.
ARTICLE 6 BUDGETS AND POLICY MEETINGS
Section 6.01. Budgets.
Section 6.02. Budget Meetings.
ARTICLE 7 OPERATING EXPENSES
Section 7.01. Payment of Operating Expenses.
Section 7.02. Operating Expenses Not an Obligation of Operator.
ARTICLE 8 BANK ACCOUNTS
Section 8.01. Lessee Revenue Account.
Section 8.02. Operating Account
Section 8.03. Ownership of Accounts
Section 8.04. Exculpation of Operator
Section 8.05. Reimbursement of Operator
Section 8.06. Working Capital Funds
ARTICLE 9 BOOKS, RECORDS AND STATEMENTS
Section 9.01. Books and Records.
Section 9.02. Statements.
ARTICLE 10OPERATOR'S FEE AND TRANSFERS TO LESSEE
Section 10.01. Payment of Operator's Fee.
ARTICLE 11REPAIRS AND MAINTENANCE
ARTICLE 12INSURANCE
Section 12.01. General.
Section 12.02. Workers' Compensation and Other Employment Insurance.
Section 12.03. Approval of Companies and Cost by Lessee.
Section 12.04. Maintenance of Coverages.
Section 12.05. Waiver of Subrogation.
Section 12.06. Blanket Coverage.
Section 12.07. Employment Practice Liability
Section 12.08. Cyber/Network/Privacy Liability.
Section 12.09. Liquor Liability.
Section 12.10. Automobile Liability.
Section 12.11. General Liability.
Section 12.12. Property.
Section 12.13. Crime.
ARTICLE 13PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS
Section 13.01. Property Taxes.
Section 13.02. Lessee's Right to Contest.
ARTICLE 14DAMAGE OR DESTRUCTION - CONDEMNATION
Section 14.01. Damage.
Section 14.02. Condemnation.
ARTICLE 15USE OF NAME
ARTICLE 16TERMINATION
Section 16.01. Inspection Failure.
Section 16.02. Performance Failure.
Section 16.03. Sale of Hotel.
Section 16.04. Bad Acts
Section 16.05. Optional Termination.
Section 16.06. Lessee Change of Control.
Section 16.07. Operator Change of Control.
Section 16.08. Bookings Beyond Expiration of Term
Section 16.09. Tax Law Change.
Section 16.10. Termination Fees.
ARTICLE 17DEFAULT AND REMEDIES
Section 17.01. Events of Default- Remedies.
Section 17.02. Rights Not Exclusive.
ARTICLE 18NOTICES
Section 18.01. Notices.
ARTICLE 19ASSIGNMENT
Section 19.01. No Assignment by Operator.
Section 19.02. Assignment by Lessee.
ARTICLE 20SUBORDINATION
Section 20.01. Subordination To Mortgage.
Section 20.02. Foreclosure.
Section 20.03. Estoppel Certificates.
ARTICLE 21MISCELLANEOUS
Section 21.01. Further Documentation and Reporting Compliance.
Section 21.02. Captions.
Section 21.03. Successors and Assigns.
Section 21.04. Competitive Market Area.
Section 21.05. Assumption of Post Termination Obligations.
Section 21.06. Entire Agreement.
Section 21.07. Governing Law.
Section 21.08. No Political Contributions.
Section 21.09. Eligible Independent Contractor.
Section 21.10. Time of the Essence.
Section 21.11. Offsets.
Section 21.12. Attorney's Fees
Section 21.13. Final Accounting.
Section 21.14. Franchisor Communications.

LIST OF EXHIBITS

EXHIBIT A – Hotel and Owner

EXHIBIT A-1 – Competitive Set for Hotel

EXHIBIT A-2 – Accounting Software and Payroll Processes

EXHIBIT A-3 – List of Operator's Hotels Within 5 Mile Radius

EXHIBIT A-4 – Radius Restrictions Map for Hotel

EXHIBIT B – Franchise Agreement for Hotel

EXHIBIT C – Form of Approved Budget

EXHIBIT D – Approved Budget (if finalized)

EXHIBIT E – Example Incentive Fee Calculation

HOTEL MANAGEMENT AGREEMENT
This HOTEL MANAGEMENT AGREEMENT is made and entered into effective as of __________________, 201__, by and among ___________________________________ ("Lessee") and ___________________________________ ("Operator"), with reference to the following facts:
A. Lessee leases from the entity described on Exhibit A ("Owner" ) the hotel property described on Exhibit A ("Hotel") pursuant to the Master Lease Agreement dated ________________ ___, 201__ (the "Lease");
B. Lessee desires to engage Operator to operate and manage the Hotel listed on Exhibit A beginning on the Commencement Date in accordance with the terms of this Agreement;
C. Operator desires to supply the services and to operate the Hotel(s) beginning on the Commencement Date in accordance with the terms of this Agreement; and
NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessee and Operator covenant and agree as follows:
ARTICLE 1

 DEFINITIONS
Section 1.01. Definitions.
(a) As used herein, the following terms shall have the indicated meanings:
"Accounting Fee" shall mean an accounting fee in the amount of $1,500.00 per month; provided, however, that within ninety (90) days following Commencement Date, Operator shall (i) assign one staff accountant to all hotel properties owned by Lessee or Lessee's Affiliates and managed by Operator; and (ii) such staff accountant will not be assigned by Operator to more than seven (7) hotel properties managed by Operator in any monthly cycle.  In the event the conditions set forth in the foregoing sentence are not met, Operator and Lessee acknowledge and agree that Accounting Fee shall be set at $1,000 through the remainder of the Term.  The Accounting Fee shall be subject to adjustment annually as may be approved by Lessee and Operator.
"Adjusted Operating Expenses" shall mean Operating Expenses excluding Operator's Fee, insurance premiums (with the exception of the insurance described in Section 12.02), discretionary employee bonuses (to the extent exclusion is approved by Lessee), and Property real estate and personal property taxes.
"Affiliate" shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any person that owns, beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by, or under common control with such person.
"Agreement" shall mean this Hotel Management Agreement and all amendments, modifications, supplements, consolidations, extensions and revisions to this Hotel Management Agreement approved by Lessee and Operator.
"Approved Budget" shall mean the Operating Budget and the Hotel Capital Budget prepared in accordance with Section 6.01 of this Agreement and approved in writing by Lessee.
"CPI" shall mean the Consumer Price Index, all items for All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor as reported in The Wall Street Journal.
"Capital Improvements" will mean all expenditures for replacements, substitutions and additions to Hotel and Hotel FF&E, which are required to be capitalized in accordance with generally accepted accounting principles.
"Commencement Date" shall mean ________________  ____, 201__.
"Competitive Set" for the Hotel means the hotels listed on Exhibit_A-1 attached hereto, or such other hotels as may be reasonably agreed upon by Lessee and Operator from time to time during the Term.  The Lessee and Operator shall discuss at least once a year, and upon any major change to the Hotel or an existing hotel in the Competitive Set, the composition of the Competitive Set. Notwithstanding the foregoing to the contrary, the Competitive Set shall at all times consist of hotels in the market areas that are most comparable to the Hotel in quality, price, location and market (with due consideration given to age, quality, size, amenities, amount of meeting space and business mix). Any changes to a Hotel's Competitive Set must be approved by Lessee and Operator, which approval will not be unreasonably withheld by either party.
"Event(s) of Default" shall mean one or more of the events or occurrences listed in Section 17.01 of this Agreement.
"Fiscal Year" shall mean each twelve (12) month calendar year ending December 31 during the Operating Term, except that the first Fiscal Year and the last Fiscal Year of the Operating Term may not be full calendar years.
"Force Majeure" shall mean interruptions in the operation of the Hotel (or in the case of the hotels within the Competitive Set, to any such hotels) or any of its essential services on account of an interruption in any one or more of the utility services servicing the Hotel, or on account of act of God, , earthquake, hurricane, flood, fire or other casualty, taking by eminent domain, civil commotion, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, invasion, embargo, or any similar cause beyond Operator's reasonable control, but excluding any changes in economic or market conditions. For purpose of Force Majeure pertaining to one or more hotels within the Competitive Set, the reference to the "Operator" means the respective operator or manager under the Competitive Set hotel that is affected by the interruption.

"Franchisor" shall mean the franchisor under the Franchise Agreement.
"Franchisor Agreement" shall mean the franchise license agreement held by Lessee with respect to the Hotel as described in Exhibit B as it may be amended from time to time.
"GAAP" shall mean generally accepted accounting principles and procedures in the United States.
"Group Services" shall mean group benefits, services, and facilities generally made available by Operator at other properties owned or managed by Operator or its Affiliates, including, where applicable, convention, business and sales-promotion services; advertising and public relation services; centralized reservation services; computerized management information services; educational and training programs and facilities; central purchasing and procurement services; employee benefits administration; payroll administration; and risk management services which have been previously disclosed and approved by Lessee within the Approved Budget, or is otherwise approved by Lessee. Group Services does not include Operator's central office overhead and general office and administrative expenses (as opposed to that of the Hotel).

"Gross Hotel Income" shall mean all income and proceeds of sales received by Operator for guest use, occupancy or enjoyment of the Hotel or for the sale of any goods, services or other items sold on or provided from the Hotel to guests in the ordinary course of the Hotel operation, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than proceeds from business interruption insurance received by Lessee which shall be allocated by Lessee to any applicable periods); (iv) proceeds of sales of capital assets, furniture and Hotel Operating Equipment; (v) consideration received at the Hotel for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, Operator; (vi) proceeds of any financing; (vii) working capital provided by Lessee; (viii) any funds provided by Lessee to Operator whether for Operating Expenses or otherwise; (ix) interest income and fees, rents and other revenues from telecommunications tower or similar leases or other leases or sub-leases of any part of the Property (x) other income or proceeds resulting other than from guest use or occupancy of the Hotel or the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided in connection with guest services at the Hotel in the ordinary course of business; (xi) tips and service charges actually paid to employees; (xii) interest on accounts; (xiii) value of complimentary rooms and services; (xiv) revenues of subtenants, concessionaires, and licensees, but rent and license fees paid to Lessee would be included.  The parties intend that Gross Hotel Income shall be computed in a manner consistent with "room rentals and other hotel services" computation of revenues on the Parent's audited Consolidated Statements of Operations.
 "Holder" shall mean the holder of any Mortgage and the indebtedness secured thereby, and such holder's successors and assigns.
"Hotel Capital Budget" shall mean the budget relating to capital expenditures at the Hotel as described in Section 6.01.
"Hotel FF&E" shall mean the furniture, furnishings, wall coverings, fixtures and hotel equipment for the Hotel and which includes equipment required for operation of the kitchens, restaurants and laundry, office equipment, material handling equipment, cleaning and engineering equipment and vehicles.
 "Hotel Standards" shall mean the standards established by the respective Franchisor of the Hotel from time to time as well as those identified in Section 3.02.
"Hotel" shall mean the hotel property described in Exhibit A hereto.
"Incentive Fees" shall mean incentive compensation paid by Lessee to Operator for performance above budgeted expectations, achievable to a maximum aggregate payout of two percent (2%) of Gross Hotel Income. The following will trigger Incentive Fee payouts:
(i)
Fiscal Year 1: Beginning Commencement Date through the remainder of the calendar year, Lessee shall pay to Operator an amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.25% to 9.749% for such Fiscal Year. Lessee shall pay to Operator an additional amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.75% or higher for such Fiscal Year.

(ii)
Fiscal Year 2: Beginning January 1, 2018, Lessee shall pay to Operator an amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.75% to 10.249% for such Fiscal Year.  Lessee shall pay to Operator an additional amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 10.25% or higher for such Fiscal Year.

For Year 1 and Year 2, all Incentive Fees will be paid annually based on the standard Fiscal Year. All Incentive Fees will be paid the first of the month after the respective Fiscal Year end profit and loss statements (P&L's) are finalized and approved by Lessee.

(iii)
Fiscal Year 3: Beginning January 1, 2019 and continuing until the termination of this Agreement, Lessee shall pay to Operator the following amounts, up to a maximum aggregate payout of two percent (2%) of Gross Hotel Income:

a.	0.5% of Gross Hotel Income if the Hotel achieves budgeted NOI, provided the incentive payout does not cause NOI to fall below budget.
b.	25% of any NOI in excess of budgeted NOI for the Hotel.
c.	If the Hotel has achieved its budgeted NOI, 25% of any Gross Hotel Income for the Hotel in excess of budgeted Gross Hotel Income for the Hotel.

Note: Should the addition of the initial Incentive Fees lower the return below the predetermined amount or percentage, the lower Incentive Fees, or no Incentive Fee, shall be used as the final payment. See Exhibit E for Example Incentive Fee Calculation for Fiscal Year 1 and 2.

Beginning Year 3, all Incentive Fees will be paid quarterly based on standard operating quarters (1st Quarter includes months January through March; 2nd Quarter includes April through June; 3rd Quarter includes July through September and 4th Quarter includes October through December).  Additionally, all Incentive Fees will be paid the first of the month after the respective quarters profit and loss statements (P&L's) are finalized (i.e. 1st Quarter P&L's will be finalized in April, so the first Incentive Fee payment will be paid May 1). Furthermore, for purposes of Incentive Fee calculations, if the Hotel is sold within a quarter, then the operating numbers used for incentive calculations will be prior to the month in which it is sold (i.e. if the Hotel is sold February 5th, its financial performance will only be used in January for that quarter's calculations).

"Initial Term" shall have the meaning set forth in Section 2.01.
"IR" shall mean Investment Return, which shall be equal to the percentage obtained by dividing a numerator equal to Gross Hotel Income less Operating Expenses, all reserve for Hotel FF&E (as required by lenders, franchisors, but in no event less than 4% of Gross Hotel Income) and any capital expenditures not covered in any year by any Hotel FF&E Reserve by the total investment of Lessee in the Hotel, including acquisition price, acquisition costs, not to exceed $300,000.  Operating Expenses as referred to in this definition are inclusive of any Incentive Fees earned related to the Fiscal Year.
"Land" shall mean the real property described in Exhibit A to the Lease.
"Lease" shall have the meaning set forth in the recitals.
"Legal Requirements" shall mean all laws, ordinances, statutes, regulations, requirements, orders, notices and determinations of any federal, state, municipal or other authority having jurisdiction over the Hotel now or hereafter in effect, including but not limited to, environmental laws.

"Lessee" shall have the meaning set forth in the recitals.
"Lessee Revenue Account" shall mean the bank accounts opened and maintained in Lessee's name, or in a name designated by Lessee, with a banking institution selected by Lessee, into which all income, receipts and proceeds included in the definition of Gross Hotel Income (without exclusion of any of the items excluded from the definition of such term) shall be deposited.
"Marketing Plan" shall have the meaning set forth in Section 3.02(i).
"Mortgage" shall mean any deed to secure debt, mortgage or deed of trust, from time to time, encumbering all or any portion of the Property, together with all other instruments evidencing or securing payment of the indebtedness secured by such deed to secure debt, mortgage or deed of trust and all amendments, modifications, supplements, extensions, and revisions of such mortgage, deed of trust and other instruments.
"NOI" shall mean Net Operating Income, which shall be determined by deducting Adjusted Operating Expenses from Gross Hotel Income.
"Operating Account" shall mean the bank account opened and maintained in Operator's name, or in a name designated by Operator, with a banking institution selected by Lessee, from which disbursements shall be made pursuant to the terms of this Agreement.
"Operating Budget" shall mean the budget relating to the operation of the Hotel as described in Section 6.01.
"Operating Equipment" shall mean linens, chinaware, glassware, silverware, uniforms, utensils and other non-consumable items of similar nature.
"Operating Expenses" shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Property, to the extent set forth in an Approved Budget, incurred pursuant to this Agreement or as otherwise specifically provided herein which are properly attributable to the period under consideration under Lessee's system of accounting, including without limitation:
(i)	The cost of all food and beverages sold or consumed and of all Operating Equipment and Operating Supplies;
(ii)
Salaries and wages of on-site Hotel personnel, including costs of payroll taxes and employee benefits and amounts payable under bonus plans approved by Lessee. The salaries or wages of other employees or executives of Operator, or any Affiliate of Operator shall in no event be Operating Expenses;

(iii)
The cost of all other goods and services obtained by Operator in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as Lessee shall designate;

(iv)	The cost of repairs to and maintenance of the Property to keep the Property in good condition;
(v)
Insurance premiums for all insurance maintained with respect to the Property, including without limitation, property damage insurance, public liability insurance, workers' compensation insurance or insurance required by similar employee benefits acts, employment liability practices insurance, and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses arising from the use and operation of the Hotel and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

(vi)
All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Operator or Lessee with respect to the operation of the Hotel, including water and sewer charges;

(vii)	Legal fees relating to Hotel operations (excluding legal fees with respect to employee claims), and real estate tax abatement and appeal services;
(viii)
The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including reasonable third party fees reasonably deemed necessary by Lessee for the efficient operation of the Hotel;

(ix)
All expenses for marketing and sales, including all expenses of advertising, sales promotion and public relations activities at the Hotel, exclusive of Operator's marketing manager and similar administrative personnel (which expenses shall be borne by Operator);

(x)	Municipal, county and state license and permit fees;
(xi)	All normal and recurring fees, assessments and charges due and payable under Franchisor Agreement;
(xii)	Centralized services, which will include, but not be limited to, revenue management, accounting, or other services approved in the operating budget;
(xiii)	Credit card fees, travel agent commissions and other third party reservation fees and charges;
(xiv)
The cost of un-collectible accounts receivable as reasonably determined by Operator pursuant to its standard policies, consistently applied, which standard practices have been previously disclosed and approved by Lessee.

(xv)	All parking charges and parking rental fees and other expenses associated with revenues received by the Hotel related to parking operations, including valet services;
(xvi)
All expenses related to the revenues included in Gross Hotel Income, including without limitation, expenses relating to telephone, vending, television, cable television, pay television and similar services;

(xvii)
The costs of obtaining and keeping in force all licenses or permits (including liquor licenses, if any) necessary for the operation of the Hotel and in complying with governmental laws, rules, regulations, ordinances, orders and requirements;

(xviii)
All reasonable travel expenses of Operator's supervisory personnel on the next level above hotel manager, to include director of engineering, regional manager, revenue manager and internal auditors (to the extent approved by Lessee) for visits to the Hotel in the performance of their duties hereunder, but not including travel between Operator's main office and Operator's regional offices. Travel shall be limited to economy fares;

(xix)
The costs to send above property supervisory personnel to brand conferences, which costs shall be reimbursed in proportion to the number of Lessee's hotels associated with the brand conference out of Operator's total portfolio of hotels managed associated with the specific brand conference. Such percentage of reimbursable costs shall be pre-approved by Lessee prior to the date of the conference;

(xx)	Other potential operating expenses which are budgeted for and approved by Lessee provided they are disclosed in advance to Lessee's designated representative;
(xxi)	Operator's Fee, the Accounting Fee and the Revenue Management Fee, if any; and
(xxii)
The Hotel's portion of the cost of implementation and ongoing maintenance of any Group Services so long as (i) the cost of the Group Services are without mark-up and are allocated in good faith on a consistent, fair and equitable basis among the Hotel, the Operator's corporate office, if applicable and other Operator-managed hotels; and (ii) the cost of the Group Services are either (a) itemized by Operator in each Approved Budget or otherwise approved in writing by Lessee.

Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) debt service; (c) capital expenditures per the Hotel Capital Budget; (d) lease payments to Lessee; and  (e) all costs, expenses, salaries, wages or other compensation, and any recruitment costs, of any corporate, regional or other headquarters/corporate level employees of Operator, except to the extent such employees are assigned to the Hotel on a temporary basis to fill a vacant Executive Staff position, in which case a fair and equitable cost and expense of the foregoing shall constitute an Operating Expense; (f) Any expenses of Operator's principal or branch offices; (g) Any part of Operator's capital expenses; (h) Operator's overhead or general expenses, including but not limited to duplicating, stationery and postage expenses incurred at Operator's principal or branch offices, and Operator's own fidelity, liability, errors and omissions and casualty insurance, except as may be expressly assumed by Lessee pursuant to the terms of this Agreement; (i) Any expenses for advertising or promotional materials that feature Operator's name or activities but which do not promote the Hotel, unless and to the extent approved in advance by Lessee to be an Operating Expense; (j) Any travel expenses of Operator, other than those described in clause (xvi) of the definition of Operating Expenses; (k) Any interest or penalty payment with respect to an imposition or lien upon the Hotel imposed on Lessee by reason of (1) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds therefor were available, or (2) the funds therefor were not available and Operator failed to so notify Lessee; provided, however, that interest or penalty payments for the interest or penalty payments incurred as a result of a good faith decision to contest the imposition or lien, which could not be contested without incurrence thereof, shall be Operating Expenses; (m) Any cost for which Operator is liable under any indemnification or any other provision of this Agreement; and (n) Political or charitable contributions made by Operator on its own behalf without Lessee's prior written approval.
The parties intend that Operating Expenses shall be computed in a manner consistent with "Hotel and property operations expenses" computation of expenses on the Parent's Audited Consolidated Statements of Operations.
"Operating Loss" shall mean for any period the amount by which Operating Expenses exceed Gross Hotel Income.
"Operating Supplies" shall mean paper supplies, cleaning materials and similar consumable items.
"Operating Term" shall mean, with respect to any Hotel, the term of this Agreement as set forth in Section 2.01.
"Operator" shall have the meaning set forth in the recitals.
"Operator's Fee" shall mean a monthly fee equal to 2.5% of Gross Hotel Income. Upon delivery to Lessee by Operator of written notice that the conditions laid out in Section 1.2(e) of the Purchase Agreement have been satisfied ("Contingent Purchase Price Notice") and the Contingent Purchase Price (as defined in the Purchase Agreement) is due and payable, the Operator's Fee shall increase to a monthly fee equal to 3% of Gross Hotel Income beginning the next full month immediately following the receipt of the Contingent Purchase Price Notice.
 "Owner" shall mean any entity described on Exhibit A as it may be amended from time to time.
"Parent" shall mean Condor Hospitality Trust, Inc.
"Property" shall mean the Land, the Hotel, all real and personal property now or hereafter situated upon the Land and all appurtenant rights and easements thereto.
"Purchase Agreement" shall mean the Purchase and Sale Agreement between SI Lake Mary, LP, a Georgia limited partnership and Condor Hospitality Limited Partnership, a Virginia limited partnership, for the purchase and sale of the Hotel, dated April ____, 2017.
"Renewal Term" shall have the meaning set forth in Section 2.01.
"Revenue Management Fee" shall mean a revenue management fee of $1,000.00 per month; provided, however, such amount shall be subject to adjustment annually as may be approved by Lessee and Operator.
"RevPAR" shall mean Hotel occupancy percentage multiplied by average daily rate.
"RevPAR Benchmark" means the Hotel's RevPAR Index for the trailing 12-months ending on the Commencement Date.
"RevPAR Index" means the RevPAR Index included in the Smith Travel Research Report ("STR Report").
"STR Report" shall mean Smith Travel Research Report produced for the Hotel by Smith Travel Research or, if Smith Travel Research no longer is in existence, the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research has not ceased to be in existence.
"Unrelated Persons" shall have the meaning set forth in Section 21.09.
"Working Capital Amount" shall be $10,000, which will be distributed by Lessee as necessary.
(b) Terms with initial capital letters which appear within the foregoing definitions are defined in this Article 1 or as indicated in this Agreement.  Dollars are denominated in U.S. Dollars.
ARTICLE 2

 TERM OF AGREEMENT
Section 2.01. Operating Term.
The term of this Agreement shall commence on the Commencement Date and shall terminate at midnight on ______________________, [three (3) year term from the Commencement Date] (the "Initial Term"), subject to earlier termination or extension as set forth herein.  This Agreement shall automatically renew for additional two (2) terms of one (1) year each (each, a "Renewal Term") unless either party gives the other party written notice of termination at least ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term.
ARTICLE 3

 OPERATION OF THE HOTEL
Section 3.01. Representations by Lessee and Operator; Engagement of Operator.
Lessee hereby represents and warrants that : (i) is a ______________ duly organized and existing under the laws of the State of ______________, and is duly qualified to do business in the State of _______________, (ii) has the full power and authority to enter into this Agreement and to carry out the transactions herein contemplated; and the undersigned officers of Lessee have all necessary authority to execute and deliver this Agreement on behalf of Lessee, (iii) will take all legally required action to maintain such qualification under the laws of the State of _______________to remain in good standing as needed to conduct the business herein contemplated, and (iv) any authorization or acts, which it does or grants, are specifically authorized by the Owner under the Lease. Lessee further covenants that Lessee shall notify Operator immediately if the Lease terminates or is no longer in effect.
Operator hereby represents that Operator: (i) is a limited liability company duly organized and existing under the laws of the State of ______________, and is duly qualified to do business in the State of _______________, (ii) has the full power and authority to enter into this Agreement and to carry out the transactions herein contemplated; and the undersigned officers of Operator have all necessary authority to execute and deliver this Agreement on behalf of Operator, (iii) will deliver to Lessee, upon the execution hereof (a) a good standing certificate from the State of _______________showing that Operator is qualified to do business in such State, and (b) an incumbency certificate and corporate resolutions of Operator, authorizing the execution and delivery of this Agreement, certified by an authorized officer of Operator as being true, correct and complete, (iv) will take all legally required action to maintain such qualification under the laws of the State of _______________to remain in good standing as needed to conduct the business herein contemplated, (v) is experienced and capable in the management and operation of the hotel in the regions it manages hotels, (vi) has reviewed and understands the terms and provisions of the Franchise Agreement and Hotel Standards, and (vii) will, on the effective date of this Agreement, meet the requirements to be an "eligible independent contractor" under Section 856(d)(9) of the Internal Revenue Code. In reliance on the foregoing representations, Lessee hereby engages Operator to manage and operate the Hotel during the Operating Term and Operator agrees to manage and operate the Hotel during the Operating Term, in accordance with this Agreement. Operator will provide all property management, financial accounting, reporting, marketing and other operational services for the Hotel, including the services of regional operations and regional sales support as necessary for the Hotel and will use commercially reasonable efforts to maximize the operating profitability thereof. Operator shall diligently pursue all commercially reasonable measures to enable the Hotel to adhere to the Approved Budget.
Section 3.02. Standards of Operation.
Without limiting the generality of the foregoing, Operator's engagement under this Agreement shall include the responsibility and authority (subject to the limitations on Operator's authority set forth in this Agreement), to do the following, at all times in material compliance with the Approved Budget, the Franchise Agreement, the Lease Agreement, Mortgage, if any, Legal Requirements and the Hotel Standard:
(a)
Train, supervise, discharge and determine and pay the compensation, fringe benefits, 401(k) retirement plans and other policies and terms of employment of all personnel as may be reasonably required to provide proper operation, supervision, and management of the Hotel in a professional manner suitable to the character of the Hotel;

(b)	Establish all prices, price schedules, rates and rate schedules for rooms, and other amenities and services provided at or in connection with the Hotel;
(c)
Develop, revise, and implement policies and practices relating to  the operation of the Hotel in accordance with this Agreement, which may be set forth in one or more policy manuals or other writings, and train and supervise all Hotel employees for compliance with all such policies and practices, including policies and practices relating to:  (i) terms and conditions of employment, applicant screening, background checks, selection, hiring, training, supervision, compensation, employee benefits, discipline, dismissal, transfer and replacement;  (ii) compliance with laws, including but not limited to anti-discrimination, sexual harassment and environmental laws; and (iii) safety procedures, including those relating to the handling of hazardous and other dangerous materials;

(d)
Select, purchase and install all Inventories and Operating Equipment and Supplies for the Hotel, and to the extent set forth in the Approved Budget, but subject to the requirement to obtain Lessee's specific authorization for expenditures in the Approved Budget as described herein.  Without limiting the generality of the foregoing, Operator agrees to maintain the levels of Inventories and Operating Supplies at standards consistent with past practice and the requirements of the Operating Standard through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator;

(e)
Negotiate and enter into service contracts on Lessee's behalf which are necessary or desirable in the ordinary course of business in operating the Hotel, including, without limitation, contracts for provision of electricity, gas, water, telephone and other utility services, cleaning services, security services, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment satellite systems and other services necessary for operation of the Hotel in accordance with this Agreement.  Unless Lessee otherwise elects, all such service contracts shall be entered into in the Lessee's or Affiliate of Lessee's or the Hotel name;

(f)	Establish all credit and direct bill policies and ensure compliance with such, in connection with the Hotel;
(g)
Apply for, and obtain and maintain in the name of Lessee or Operator, as required by Legal Requirements and this Agreement, all Permits required of Lessee or Operator in connection with the management and operation of the Hotel;

(h)
Institute and defend in the name of Operator or Lessee (or both), utilizing legal counsel selected by Lessee, any and all legal actions or proceedings (i) involving routine collection litigation and similar matters respecting ordinary day-to-day operations of the Hotel where the amount in controversy is less than $10,000; or (ii) which Lessee shall deem necessary or proper in connection with the operation of the Hotel and requests Operator to institute or defend;

(i)
Establish, supervise and implement a sales and marketing program for the Hotel consistent with the Marketing Plan (which Marketing Plan shall be submitted in conjunction with the Operating Budget and approved by Lessee), and in conjunction therewith, plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Hotel, including advertising and promotional activities in conjunction with other hotels owned, operated or franchised by Operator and its Affiliates, and all discount and complimentary policies with respect to bona fide travel agents, tourist officials, airline representatives, and employees of Lessee, Lessor, Operator and their Affiliates in accordance with the customary practices of the travel industry;

(j)
Engage such persons, as have been approved by Lessee (in Lessee's sole discretion) for providing services of a specialist nature (such as legal counsel and independent accountants) related to matters within Operator's responsibility under this Agreement;

(k)
Perform (or cause to be performed and supervised) such routine maintenance and repairs to the Hotel, at Lessee's sole cost and expense, as shall be required to maintain the Hotel in all material respects in accordance with the Operating Standard.  Without limiting the generality of the foregoing Operator agrees to perform (or cause to be performed and supervised) all necessary or scheduled repair and maintenance through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator. Operator's performance of its obligations set forth in this paragraph are conditioned on Lessee making sufficient funds available to Operator to perform its duties hereunder;

(l)	Perform any obligations of Lessee under the Lease Agreement and any Mortgage which are applicable to the operation and management of the Hotel;
(m)	Pay all Operating Expenses, including but not limited to Impositions and insurance premiums (whether for insurance maintained in accordance with this Agreement by Lessee, Lessor or Operator);
(n)	Pay all gross receipts, transient occupancy and similar taxes;
(o)	Comply with all Legal Requirements and the requirements of insurance companies which are applicable to the operation and management of the Hotel;
(p)	At any given time, the standards of equipping, maintaining, and operating the Hotel at a level equal to the higher of the operating standards as established by the Franchisor;
(q)
Operate and/or lease to third parties selected by Lessee gift and sundry shops, concessions, food and beverage, banquet and room service facilities of the Hotel, provided, that Lessee shall seek Operator's approval of any such lease, including the form of lease, which approval which may be withheld only if Operator can demonstrate that the third party operator is unable to manage the space or facility in a manner consistent with the Operating Standard;

(r)	Do any and all other acts and things as Operator may deem necessary and appropriate to carry out its responsibilities under this Agreement; and
(s)	Comply with the provisions of any covenants, conditions and restrictions recorded against the Hotel.
Notwithstanding anything to the contrary in this Agreement, Operator's performance of its obligations set forth in this Agreement are conditioned at all times on Lessee and/or Owner's cooperation as may reasonably be required, including providing information to Operator and making sufficient funds available to Operator to perform its duties hereunder.  In no event shall Operator be, or be deemed to be, in default of any provision of this Agreement to the extent that Operator's failure to perform thereunder is due to Lessee and/or Owner's failure to timely respond to information requests or to make sufficient funds available to Operator therefore.
Section 3.03 Limitations on Operator's Authority
Operator shall have no authority to do any of the following without Lessee's prior written approval in each instance, which may be withheld in Lessee's sole and absolute discretion:
(a)  Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Hotel;
(b)  Enter into any lease for the use of any item of FF&E or other property;
(c) Enter into any agreement, lease, license or concession agreement for office, retail, lobby or other commercial space at the Hotel;
(d) Incur any liabilities or obligations to third parties which are unrelated to the operation, maintenance and security of the Hotel or to the performance of Operator's responsibilities under this Agreement;
(e) Engage in collective bargaining with the bargaining representative or representatives of Hotel employees, enter into collective bargaining agreements, or modify or renew existing Union Agreements, or approve across-the-board wage increases affecting any class of Hotel Employees;
(f) Enter into any contract or other arrangement (or series of related contracts or arrangements) if (i) the contract or other arrangement would, or are reasonably anticipated to, exceed $10,000 in the aggregate, (ii) the term of such contract or other arrangement is in excess of one year, or (iii) the contract or other arrangement is not terminable by Lessee or Operator without payment or penalty upon not less than thirty (30) days' notice, or (iv) if the contract is for the employment of any member of the Executive Staff or other Hotel Employee;
(g) Settle any casualty and insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000, and any condemnation awards regardless of amount;
(h) Institute or defend any Legal Proceedings with respect to the Hotel, other than as required by Section 3.02 (h);
(i) Employ any professional firm for more than $10,000 in the aggregate except as set forth in the Approved Budget, or enter into any arrangement for the employment of any attorney or accountant;
(j) Prosecute or settle any tax claims or appeals;
(k) Purchase goods, supplies and services from itself or any Affiliate of Operator, or enter into any other transaction with an Affiliate of Operator, unless (i) such purchase from or other transaction with Operator or any Affiliate of Operator is disclosed in the Approved Budget or (ii) prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Operator shall have been disclosed to and approved by Lessee, which may be withheld in Lessee's sole discretion.  Lessee may require that the supplier of any goods, supplies or services for the Hotel be selected through competitive bidding by qualified independent third parties, with the transaction being awarded to the lowest bidder.  Except to the extent disclosed to Lessee in advance and approved by Lessee in its sole and absolute discretion, neither Operator nor any Affiliate of Operator shall charge or receive any mark-up, profit or purchasing fee on the purchase by or for the Hotel of any goods, supplies or services.  Operator shall ensure that the prices and terms of goods and services purchased under such contracts are competitive with the prices and terms of goods and services of equal quality available from others.  Operator shall use its best efforts to obtain the maximum available discounts and rebates on purchases and the most favorable terms available.  Any allowances, credits, rebates, discounts and the like received with respect to any such purchases shall be for the account of Lessee, and if received by Operator or any of its Affiliates, shall be turned over to Lessee;
(l) Provide no more than five (5) complimentary rooms or services in any calendar quarter to any guests, employees or other persons except in accordance with Operator's policies approved by Lessee or for which the business purpose for the benefit of the Hotel is properly documented;
(m) Acquire on behalf of Lessee any land or any interest therein;
(n) Consent to any condemnation or participate in any condemnation proceeding relating to the Hotel, the Site or any portion thereof;
(o) Sell, transfer or otherwise dispose of all or any portion of the Hotel or any capital assets of the Hotel or other interest therein, except for dispositions of FF&E to the extent expressly provided for in the Approved Budget;
(p) Perform any alterations to the Hotel or any portion thereof except to the extent Operator's performance of any such alteration shall be expressly provided for in the Approved Budget;
(q) Take any other action which, under the terms of this Agreement, is prohibited or requires the approval of Lessee; and
(r) Lease or rent any one or more of the Hotel's ballroom, bar or restaurant for periods in excess of two (2) consecutive weeks.
Section 3.04. Reservations Services and Revenue Management.
The Operator agrees, if requested at any time by Lessee, and at the sole and absolute discretion of Lessee, to hire either: a revenue manager on a corporate or regional basis, or a revenue management firm to be selected by Lessee and Operator, only if required by Franchisor (the "Revenue Manager"), to oversee the implementation of the Hotel's ongoing revenue management plans, including (i) interfacing with the Franchisor's reservation and revenue management systems, and such Franchisor's "cluster" or other revenue manager(s) responsible for the Hotel; (ii) interfacing on an ongoing basis with the Hotel's general manager and front office manager (and/or other Hotel personnel responsible for revenue management) to endeavor to maximize the Hotel's REVPAR; and (iii) analyzing all STAR Reports, Hoteligence Reports, and other data.  In connection therewith, the Lessee agrees to pay its equitable share of any individual hired as a Revenue Manager for the Hotel, either to be shared between the Hotel and one or more other hotels managed by the Operator, or to be hired on a part-time basis by the Hotel, either of which salary and benefit expenses shall be paid for by the Hotel as an Operating Cost. Alternatively, any revenue management firm so hired to serve as Revenue Manager strictly for the Hotel shall be paid for by the Hotel as an Operating Cost.
Section 3.05. Marketing.
(a) Operator shall maintain a sales staff dedicated to the Hotel to arrange, contract for and carry out such marketing, advertising, national trade show attendance, and promotion of the Hotel as Operator shall deem advisable and consistent with the Approved Budget and in accordance with the Hotel Standards.  Operator will make every effort to ensure that the Hotel shall receive an equitable share of the benefit of the cooperative advertising and promotion reasonably commensurate with its contribution to the costs thereof.  The costs thereof shall be equitably allocated by Operator between the Hotel and other participating hotels, subject to Lessee's prior written approval. Upon Lessee's request, Operator shall provide reasonable documentation to support such allocations.  Operator shall provide Lessee with detailed monthly reports of its marketing, advertising and promotional activities through standard monthly reporting.  The Hotel shall be visited at least once every three (3) months by a member of Operator's sales leadership team if in approved budget.
(b) Operator may, consistent with the Approved Budget, and otherwise, with the consent of Lessee, cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages, consistent with customary practices in the travel industry.  Operator shall not provide rooms or Hotel facilities at no cash charge or at a discounted cash rate in trade for non-cash consideration or services without the consent of Lessee.
Section 3.06. Consultations Between Lessee and Operator.
When requested by Lessee, Operator shall, from time to time, render advice and assistance to Lessee and Owner in the negotiation and prosecution of all claims for the reduction of real estate or other taxes or assessments affecting the Hotel and for any award for taking by condemnation or eminent domain affecting the Hotel.
Section 3.07. Transactions with Affiliates and Other Relationships.
(a)
Operator shall obtain the prior written consent of Lessee (which Lessee may withhold in Lessee's sole and absolute discretion) prior to contracting with any Affiliate (or companies in which Operator has an ownership or other economic interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel.

(b) Prior to entering into any contract, agreement or arrangement with respect to the Hotel pursuant to which Operator may receive rebates, credit card rebates, cash incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services (collectively, "Rebates"), Operator shall promptly disclose to Lessee in writing the fact of and the estimated amount of such Rebates, and the charges and other amounts expected to be incurred in connection with any such contracts or agreements (which shall not exceed prevailing market rates with respect to such goods or services).  All Rebates associated with the Hotel will accrue to the benefit of Lessee and will be applied against Operating Expenses.
Section 3.08. Regional Manager.
Operator shall provide the services of one of its experienced management employees to oversee and manage the operations of the Hotel (the "Regional Manager").  Lessee shall have the right to approve the Regional Manager and any successor provided that such approval shall not be unreasonably withheld.  The Regional Manager shall visit the Hotel at least every three (3) months to insure the Hotel is being operated in accordance with this Agreement. The Regional Manager shall meet telephonically with the designated representatives of Lessee at least monthly to discuss operations at the Hotel and consult with Lessee to answer any questions Lessee may have, and to address any concerns of Lessee.  Lessee's representatives shall have the right to meet with the COO of Operator or his/her mutually acceptable alternative on a semi-annual basis to review hotel performance.
Section 3.09. Certain Expenses.
Operator shall not be entitled to charge Lessee for any of its costs and expenses, except as follows:
(a)
Operator shall not charge tuition for training courses provided by Operator for employees employed at the Hotel or for course materials but shall be reimbursed the cost of course materials developed by third party companies, subject to approval in the Operating Budget.  Reasonable travel and housing expenses of trainees shall be included in Operating Expenses, subject to approval in the Operating Budget.

(b) Travel expenses described in (xvii) of "Operating Expenses" above.
Operator shall be solely responsible and shall reimburse Lessee for re-inspection and/or penalty fees charged by Franchisors following a "failure" or its equivalent in any quality inspection report or brand required score standards unless the failure is for a Capital Improvement that has been previously brought to the attention of the Lessee and Lessee has not corrected at the time of the inspection or if the Operator has exceeded the required brand guest service scores in which case the penalty fees will be paid by Lessee.
ARTICLE 4

 INDEPENDENT CONTRACTOR
Section 4.01. Operator Status.
In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Lessee and Operator, or be construed to create a lease by Operator of the Hotel or the Property and Operator shall not constitute a tenant or subtenant of Lessee. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Lessee in the operation and management of the Hotel.
Section 4.02. Employees.
Operator agrees that Lessee will have the right to review, interview, approve, or override, the hiring of Hotel General Manager and Director of Sales. Operator will use all commercially reasonable methods, consistent with other nationally recognized hotel operators, at their disposal, to find qualified candidates for the above listed positions. Operator agrees that if termination of either General Manager or Director of Sales occurs, Operator may, to the extent necessary, as determined by Lessee and Operator, put temporary or task force help in those vacated positions to insure continued smooth running operations of Hotel until the vacated position has been filled. Within the first year of the Term, Operator will not relocate either the Hotel General Manager or the Director of Sales to another hotel operated by Operator, without Lessee's consent in its sole and absolute discretion, however, such consent by Lessee will not be unreasonably withheld.
(a) Each Hotel employee shall be the employee of Operator, or an affiliate company of Operator, and not of Lessee, and every person performing services in connection with this Agreement shall be acting as the employee of Operator (except for any independent contractors engaged by Operator, in accordance with this Agreement), but their salaries and other related expenses shall be an Operating Expense.
(b) Operator shall provide evidence to Lessee of statutory Worker's Compensation Insurance and Employer's Liability Insurance for each such employee upon Lessee's request. The insurance coverages (including, without limitation, the carrier, policy limits of each and waiver of subrogation endorsements) must be in form, substance and amount in accordance with this Agreement. Upon request of Lessee, Operator will deliver to Lessee waiver of subrogation endorsements in favor of Lessee.
(c) The hiring policies and the discharge of employees at the Hotel shall in all respects comply with all applicable laws and regulations, and Operator shall comply with all laws, regulations and ordinances regarding the employment and payment of persons engaged in the operation of the Hotel.
(d) Lessee shall have the right to participate in any negotiations with labor unions representing employees at the Hotel, and Operator shall not sign any union contracts or card check neutrality agreements covering such employees at the Hotel, which have not been previously approved in writing by Lessee.
Section 4.03. Employee Expenses.
(a) All costs pertaining to all employees at the Hotel, including, without limitation, salaries, benefits, EPLI coverage, the terms of any bonus plan or arrangement, costs incurred in connection with governmental laws and regulations and insurance rules, shall be set forth in the Approved Budget as an Operating Expense.
(b) Compensation, overhead costs and other expenses of Operator and its Affiliates not specifically provided for herein shall not be Operating Expenses and shall not be payable or reimbursable by Lessee; provided, however, Operator may include in the calculation of Operating Expenses the salary of any of Operator's employees which have been temporarily transferred to a Hotel to serve that Hotel exclusively. Operator may also include in the calculation of Operating Expenses reasonable travel costs associated with Operator's employees located at the Operator's corporate headquarters which have been temporarily transferred to a Hotel to serve that Hotel exclusively. Lessee shall have the right to approve temporary travel schedule.
Section 4.04. Employee Benefit Plans.
Operator shall make available to employees at the Hotel in medical and health, life insurance and employee benefit plans on terms that are consistent with the other hotel employees managed by Operator.  Operator's contributions to such plans, reasonable administrative fees, at cost, which may be expended in connection therewith, and reasonable expenses for such plans will be estimated and disclosed to Lessee in advance and provided for in the Approved Budget and will be an Operating Expense.   Except as otherwise provided in Section 6.03, all costs referenced in Section 4.03 and this Section 4.04 will be the responsibility of Lessee only to the extent the same are provided for in the Approved Budget.  Operator will provide a 401(k) plan as an employee benefit plan.  All costs incurred by Operator pursuant to actions taken by Operator at Lessee's direction will be Operating Expenses.
Section 4.05. Execution of Agreements.
(a) Except as provided in Section 4.05(b), Operator shall execute as agent of Lessee leases and other agreements relating to equipment and/or services provided to the Hotel, all of which, unless otherwise approved in writing in advance by Lessee, shall either be a term of one year or less or be cancelable upon not more than thirty (30) days' written notice by Operator or Lessee without the payment of a penalty or fee. Notwithstanding the foregoing, without the prior written approval of Lessee, Operator shall not enter into any agreement (i) which provides for the payment of sums not authorized by Lessee in an Approved Budget, (ii) which would give rise to a lien upon all or any part of the Property, (iii) which would result in liability to Lessee for sums other than as set forth in the applicable Approved Budget, (iv) to lease any part of any Property, (v) relating to alterations to the exterior, interior or structural design of the Hotel, (vi) which requires an unbudgeted payment of more than $5,000, or in the case of a repair of any payment of more than $1,500, (vii) which is not cancelable by Lessee upon 30 days' notice or less unless the term of said agreement is one year or less, or (viii) which provides for any automatic renewal terms greater than thirty (30) days,  or (ix) contracts for multiple rooms and / or multiple days that (a) exceed a 1-year term and / or (b) exceed 40% of  the hotel's room inventory for a period of 14 days or more, or (c) exceed 50 room nights and have a negotiated net rate of $69 or less, this includes promoting such rates online, in print ads such as coupons. If Operator desires to enter into any agreements requiring the consent of Lessee, Operator shall first send written notice of intent to enter into such agreement to Lessee, and Lessee shall either approve or disapprove within five (5) business days of receipt of such notice.  Lessee's failure to timely respond to said request shall be deemed approved so long as Operator has provided no less than two written notices to Operator.
(b) Subject to Lessee's prior approval of the same and upon Lessee's request, Operator shall execute, as agent for Lessee, (i) all leases, as sub-lessor, of any space at any Property, and (ii) equipment rental and/or lease agreements which cannot be terminated upon thirty (30) days' notice or less without the payment of a penalty or fee. Operator shall exercise reasonable efforts to obtain in each equipment agreement a right on the part of the lessee of such equipment to terminate the same on thirty (30) days' notice or less without the payment of a penalty fee. Notwithstanding anything in this Section 4.05 to the contrary, Lessee reserves the right, exercisable at Lessee's option, to execute any lease or other agreement relating to equipment and/or services being provided to the Hotel.
ARTICLE 5

 INDEMNIFICATION
Section 5.01. Indemnification by Operator.
In addition to all other obligations of Operator to Lessee hereunder, Operator shall indemnify and hold Lessee and its Affiliates, and their respective directors, officers, owners, employees, subsidiaries, members, shareholders and successors (collectively, "Lessee Indemnified Parties") harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys' fees and expenses) (collectively referred to as "Claims"), of every kind and nature whatsoever to or of any party connected with, or arising out of, or by reason of (a) an Event of Default by Operator; (b) the gross negligence, fraud, recklessness, willful, or intentional misconduct on the part of Operator, any Affiliate of Operator, or any officer, employee, agent, contractor, subcontractor, or other person or entity working for Operator or any Affiliate of Operator; and (c) any Claims by Hotel employees based on a violation of employment laws by Operator's employees including, but not limited to Claims arising from workers' compensation, wage-and-hour laws, unemployment compensation, unfair labor practices, federal and state discrimination laws, Occupational Safety and Health Administration laws, requirements under the WARN Act (except with respect to those matters for which Lessee is to indemnify Operator as set forth in Section 16.05), and Family and Medical Leave Act laws, all of which include any administrative action therein; provided, however, that Operator shall not have liability under this Section 5.01 to the extent any Claims arise out of, or result from, acts or omissions covered by the indemnity by Lessee set forth in Section 5.03, it being agreed that if both Lessee and Operator have indemnification obligations under this Agreement relating to an act or omission, then the liability shall be apportioned between such parties based on their comparative fault or responsibility for such act or omission. The indemnification provisions of this Section 5.01 are subject to the limitations set forth in Section 5.02.
Section 5.02. Limitations on Indemnification.
None of the indemnifications set forth in Section 5.01 shall be applicable to (1) liability resulting from the design or construction of the Hotel, or (2) that portion of a liability which is covered and paid for by insurance maintained for the Hotel. The standard of performance of which Operator is to be responsible under this Agreement shall be that, reasonably and diligently exercised, of a professional hotel operator. Settlement of a third party claim shall not be prima facie evidence that a party has triggered an indemnification obligation hereunder.  Notwithstanding the provisions of Section 5.01 above, neither Lessee nor Operator will assert against the other and each does hereby waive with respect to the other any claims for any losses, damages, liabilities and expenses (including lawyers' fees and disbursements) incurred or sustained by that party as a result or damage or injury to persons or property arising out of the ownership, operation or management of the Hotel, to the extent that the damage and injury are covered by insurance and the proceeds are actually recovered from the insurer.
Section 5.03. Indemnification by Lessee.
Lessee shall indemnify and hold Operator and its Affiliates, and their respective directors, officers, owners, employees and successors (collectively, "Operator Indemnified Parties") harmless against all Claims of every kind and nature whatsoever to or of any party connected with or arising out of, or by reason of : (i) an Event of Default by Lessee; (ii) the performance by Operator or its Affiliates of its services hereunder, including, without limitation, any and all obligations incurred relating to any agreements with third parties entered into by Operator or Lessee in connection with the management or operation of the Hotel, (iii) the breach or alleged breach of any certificate of occupancy, business licenses and liquor licenses, Franchise Agreement, the Mortgage and all other contracts, documents, authorizations, leases and consents governing the operation and ownership of the Hotel by Operator, Lessee, Owner or the Hotel, (iv) any interim management agreement relating to alcoholic beverages, liquor facilities lease agreement, food and beverage lease agreement, concession agreement or similar document or any transfer or other licensing application and any other documents required in connection therewith, and (v) any other matter that is expressly made subject to indemnification by Lessee under the terms of this Agreement; provided, however, that Lessee shall not have liability under this Section 5.03 to the extent any Claims arise out of, or result from, acts or omissions covered by the indemnity by Operator set forth in Section 5.01, it being agreed that if both Lessee and Operator have indemnification obligations under this Agreement relating to an act or omission, then the liability shall be apportioned between such parties based on their comparative fault or responsibility for such act or omission. The indemnification provisions of this Section 5.03 are subject to the limitations set forth in Section 5.02.
Section 5.04. Survival of Indemnity.
The provisions of this Article 5 shall survive the expiration or sooner termination of this Agreement with respect to matters arising out of facts or circumstances occurring during the period prior to such expiration or termination.
ARTICLE 6

 BUDGETS AND POLICY MEETINGS
Section 6.01. Budgets.
(a) No later than October 15th of each year, Operator will prepare and submit (following discussions with Lessee) to Lessee an annual capital budget for each Fiscal Year for each Hotel (the "Hotel Capital Budget").  Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotel in accordance with the then existing Hotel Capital Budget, which is subject to force majeure.  The Hotel Capital Budget will set forth all projected Capital Improvements for such Fiscal Year, which budget shall also be month-to-month as well as annual. The Hotel Capital Budget will be subject to the approval of Lessee, in their sole and absolute discretion.  No later than November 1 of each year, Operator shall prepare and submit (following discussions with Lessee) to Lessee an annual operating budget and business plan for the operation of the Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Hotel Income and budgets of Operating Expenses (the "Operating Budget").  Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotel in accordance with the then existing Operating Budget.  The Operating Budget shall be month-to-month as well as annual and shall be in the form designated by Lessee, and approved by Operator, which approval of the form shall not be unreasonably withheld.  The Operating Budget and the Hotel Capital Budget shall provide for operating, equipping and maintaining the Hotel in accordance with the Hotel Standards. Contemporaneously with the submission of the Hotel Capital Budget, Operator shall submit to Lessee monthly budgeted occupancy, average daily rate and RevPAR statistics for the hotel. The Operating Budget and the monthly budgeted hotel operating statistics shall contain Operator's reasonable good faith estimates of the amounts set forth therein. Operator shall provide Lessee, upon request, all details, information and assumptions used in preparing the Hotel Capital Budget and the Operating Budget.  Lessee shall be responsible for implementing the Hotel Capital Budget and may, in Lessee's sole discretion, increase, decrease, delete or modify in any respect any capital expenditure in any Hotel Capital Budget.
(b) Operator shall review the Hotel Capital Budget and the Operating Budget with Lessee, and upon Lessee's written approval of the Hotel Capital Budget and Operating Budget, it shall constitute the Approved Budget for the succeeding Fiscal Year and shall be implemented by Operator.  In the event Lessee does not provide Operator with written objections to the Hotel Capital Budget and Operating Budget within seven (7) days following Operator's second e-mail notification to Lessee, and in no event less than 30 days following Lessee's receipt of such Hotel Capital Budget, they shall be deemed approved.  If Lessee objects to any portion of the Hotel Capital Budget or the Operating Budget within 30 days after receipt of the same, or to any portion of the revisions within 20 days after submission of the revisions by Operator to Lessee, the parties hereto will call a special budget meeting to resolve the points of disagreement.  In the event that Lessee and Operator are unable to agree on the Operating Budget for a Hotel prior to the commencement of the applicable Fiscal Year, an interim operating budget shall be implemented which will reflect CPI increases for expenses and RevPAR increases based on the appropriate previous 12-month RevPAR growth percentage for the sector in which the Hotel is included, as published by Smith Travel Research, for revenue growth over the prior year's actual amounts, including automatic increases of any necessary expenses such as Real Estate Tax, franchise fees or insurance.
Section 6.02. Budget Meetings.
Budget meetings between Lessee and Operator will be held at times as reasonably scheduled by Lessee.  At each budget meeting and at any additional meetings during a Fiscal Year called by Lessee, Operator shall consult with Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotel as requested by Lessee.
ARTICLE 7

 OPERATING EXPENSES
Section 7.01. Payment of Operating Expenses.
(a) In performing its authorized duties hereunder, Operator shall promptly pay all Operating Expenses, except that if requested by Lessee certain Operating Expenses shall be paid by Operator directly to Lessee for payment by Lessee to the appropriate lender, taxing authority, insurer or other party so identified by Lessee to Operator.
(b) Subject to Article 5, all reasonable third party Operating Expenses incurred by Operator in performing its authorized duties shall be reimbursed or borne by Lessee; provided that such Operating Expenses are incurred pursuant to and within the limits set forth in an Approved Budget or otherwise pursuant to the terms of this Agreement.
(c) Lessee acknowledges that the Approved Budget is a reasonable estimate only and that any projections set forth in the Approved Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond Operator's reasonable control, and that such projections are not to be construed as a guaranty by Operator of the actual results of operations to be obtained. Accordingly, in no event shall failure to meet or exceed the Approved Budget constitute an Event of Default by Operator as long as Operator uses commercially reasonable efforts to meet the revenue and expense projections set forth in the Approved Budget. Notwithstanding the foregoing, Operator will at all times be subject to the Performance Failure parameters laid out in Section 16.02 hereto.  Notwithstanding anything to the contrary contained herein, (i) Operator is authorized to spend up to the greater of (a) an additional ten (10%) percent for any budgeted line item in an Approved Budget for a period or (b) $1,000, provided, however, that in no event shall Operator exceed, in the aggregate, five percent (5%) of the total Approved Budget without Lessee's prior written approval, (ii) if there is an increase in revenue over the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be increased by a corresponding and proportional amount, and (iii) if there is a decrease in revenue under the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be decreased by a corresponding and proportional amount.
Section 7.02. Operating Expenses Not an Obligation of Operator.
Except as may be otherwise specifically provided in this Agreement, Operator shall in no event be required to advance any of its own funds for Operating Expenses of the Hotel, nor to incur any liability in connection therewith unless Lessee shall have furnished Operator with funds as required of Lessee under the terms of this Agreement. However, if Lessee has provided funds required of Lessee hereunder, Operator shall advance such funds necessary to pay expenses incurred by Operator in performing its duties and obligations hereunder. Unless agreed to by Lessee in this Agreement, in the Hotel Operating Budget or otherwise in writing in advance, compensation, overhead costs, and other expenses of Operator and its Affiliates shall not be reimbursable to Operator by Lessee.
ARTICLE 8

 BANK ACCOUNTS
Section 8.01. Lessee Revenue Account.
  All income, receipts, and proceeds included in the definition of Gross Hotel Income shall be deposited into Lessee Revenue Account.
Section 8.02. Operating Account
Operator shall establish and maintain one or more separate segregated operating accounts (collectively, the "Operating Account") at a FDIC insured bank designated by Operator (except to the extent any Lender requires that the Operating Account be held with Lender) for the collection and disbursement of monies in connection with the management and operation of the Hotel.  From the Operating Account, Operator shall pay all Operating Expenses, and other costs and expenses relating to the operation of the Hotel as permitted or required to be paid by Operator in accordance with this Agreement before any penalty or interest accrues thereon.  The Operating Account shall be a segregated account and at all times shall be in Lessee's name; provided that Hotel Employees designated by Operator from time to time which shall be bonded or otherwise insured shall be authorized signatories of such account, as shall be representatives of Lessee.  All interest earned or accrued on amounts invested from the Operating Account shall be added to the Operating Account.
Section 8.03. Ownership of Accounts
Lessee shall furnish information necessary for the printing of all Operating Account checks, which will bear the name of the Hotel.  All bank accounts (including the Operating Account but excluding the Reserve Fund), bank balances, bank statements, advice, paid checks, blank checks and other related records established in connection with operation of the Hotel or the ownership of the Property shall be the sole property of Lessee and/or any designee of Lessee.
Section 8.04. Exculpation of Operator
All expenses incurred by Operator in performing its obligations under this Agreement shall be borne by Lessee and, to the extent funds are available, paid out of the Operating Account by Operator.  All debts and liabilities to third parties which Operator incurs as Operator under this Agreement, whether incurred in the name of Lessee, Operator or the name of the Hotel or any variation of such name used as a trade name, are and shall be the obligations of Lessee, and Operator shall not be liable for any such obligations by reason of its management, supervision and operation of the Hotel.  In the event that funds are not available in the Operating Account to pay any such expenses, debts or liabilities, Lessee shall promptly upon request from Operator, deposit funds in the Operating Account sufficient to pay such expense, debts or liabilities.
Section 8.05. Reimbursement of Operator
Operator shall be reimbursed for all Out-of-Pocket Expenses and Travel Expenses incurred in rendering services to the Hotel or Lessee to the extent such Out-of-Pocket Expenses and Travel Expenses are provided for in the Annual Budget, required or permitted by this Agreement or otherwise approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed.  Nothing in this Agreement, however, shall require Operator to advance or otherwise expend any of its own funds in connection with the operation of the Hotel or ownership of the Property.  If Operator pays any amount for which Lessee is responsible under this Agreement, Operator shall be entitled to reimbursement thereof by Lessee.  Operator may pay to itself the Out- of-Pocket Expenses and Travel Expenses or other reimbursements from the Operating Account, with Lessee's approval. The Out-of-Pocket Expenses and Travel Expenses shall be payable to Operator monthly, in arrears.  Operator shall also be reimbursed for all reasonable costs and expenses incurred in taking over management of the Hotel in accordance with the pre-opening budget, such reimbursement to be paid within fifteen (15) days after Operator delivers and invoice therefore.
Section 8.06. Working Capital Funds
Lessee further agrees to provide funds to Operator sufficient to maintain a cash balance in the Operating Account equal to or greater than the Working Capital Amount, which amount shall be used by Operator solely in connection with operation of the Hotel and performance of the responsibilities of Operator under this Agreement.  If Operator notifies Lessee that funds in the Operating Account are less than the Working Capital Amount, Lessee shall promptly, but in no event later than five (5) Business Days after receipt of such notice from Operator, provide sufficient funds to bring the balance of the Operating Account up to the Working Capital Amount.
ARTICLE 9

 BOOKS, RECORDS AND STATEMENTS
Section 9.01. Books and Records.
(a) Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with GAAP.
(b) Except for the books and records which may be kept in Operator's home office or other location approved by Lessee the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel. All such books and records pertaining to the Hotel, including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee and, except for books of account, accounts payable invoices, night audit packages, deposit records and similar documents which may be sent to Operator's accounting department shall not be removed from the Hotel by Operator without Lessee's written approval and consent. All books and records pertaining to the Hotel and of Operator (including all budgetary records of Operator), wherever kept, shall be available to Lessee and its representatives at all reasonable times for examination, audit, inspection, transcription and copying. Operator shall not remove, destroy or delete any books and records of the Hotel without the prior written consent of Lessee. Upon any termination of this Agreement, all of such books and records pertaining to the Hotel forthwith shall be turned over to Lessee so as to ensure the orderly continuance of the operation of the Hotel, but such books and records shall be available to Lessee for a period of five (5) years at all reasonable times for inspection, audit, examination, and transcription of particulars relating to the period in which Operator managed the Hotel.
Section 9.02. Statements.
(a) Operator shall deliver to Lessee by the eighth (8th) business day following the last day of each month, for each Hotel, a monthly report of the state of the business and affairs of the operation of the Hotel for the immediately preceding month and for the Fiscal Year to date and within eight (8) business days after the end of each quarter, a quarterly report with respect to the preceding quarter. Such reports shall include at least (i) a balance sheet account reconciliation including all intercompany accounts, (ii) a profit and loss statement, comparing current month and Fiscal Year-to-date profit, loss, and operating expenses to the Approved Budget and the prior year and comparing current month, quarter and Fiscal Year-to-date average daily rate, occupancy and RevPAR to the Approved Budget and the prior year, (iii) a statement which details the computation of all fees payable to Operator for the month and quarter, (iv) the balance of all bank accounts, and (v) an adjusting statement showing the actual cash position of the Hotel for the month, quarter and Fiscal Year-to-date. Additionally, Operator shall deliver to Lessee fifteen (15) business days following the end of each month and fifteen (15) business days following the end of each quarter a written narrative discussing any of the aforementioned reports and year-to-date variances from the Approved Budget, without thereby implying Lessee's approval of such variance.
(b) Such reports and statements (i) shall be in form and in detail satisfactory to Lessee as reasonably requested by Lessee and consistent with standard hotel reporting procedures, (ii) shall be taken from the books and records maintained by Operator in the manner hereinabove specified, and (iii) if requested by Lessee, shall be in electronic form.
(c) Within sixty (60) days after the end of each Fiscal Year, Operator shall deliver to Lessee reviewed financial statements for Operator, and, if requested by Lessee, within thirty (30) days after the end of each quarter of each Fiscal Year, Operator shall deliver to Lessee unaudited financial statements for Operator.
(d) In addition, Operator shall timely deliver to Lessee a copy of (i) a monthly STAR report from Smith Travel Research for each Hotel, where available (which Operator hereby agrees to order with respect to each Hotel and provide to Lessee), (ii) each Guest Satisfaction report, (iii) upon receipt, each Franchisor inspection report, and (iv) such other reports or information in such form as may be reasonably requested by Lessee.  Any out-of-pocket costs incurred by Operator to generate such reports will be included in Operating Expenses
(e) Operator agrees to annually have accounting and operations practices reviewed by a certified person or entity in order to provide Lessee with verification of a Type 2 SOC 1 Report, Report on Controls at a Service Organization Relevant to User Entities' Internal Control over Financial Reporting. This report is to be prepared under Statement on Standards for Attest Engagements 16 (SSAE 16) as promulgated by the AICPA and all costs associated with the report shall be paid for by Lessee. If the standards of the AICPA change, the operator agrees to comply with revisions of these standards.
(f) Operator shall use the accounting software and payroll processor specified in Exhibit A-2.
ARTICLE 10

 OPERATOR'S FEE AND TRANSFERS TO LESSEE
Section 10.01. Payment of Operator's Fee.
Within three (3) business days after the delivery to Lessee of the monthly report required by Section 9.02, Operator shall be paid the Operator's Fee by Lessee for the immediately prior month, based upon Gross Hotel Income for the immediately prior month, as determined from the books and records referred to in Article 9, together with the Accounting Fee, the Revenue Management Fee and any other amount to be reimbursed to Operator as set forth in this Agreement.
ARTICLE 11

 REPAIRS AND MAINTENANCE
Subject to the provisions of the Approved Budget, Operator shall from time to time make such expenditures for repairs and maintenance as are necessary to keep the Hotel in good operating condition in accordance with the Hotel Standards. If any repairs or maintenance shall be made necessary by any condition against the occurrence of which Operator, Lessee has received the guaranty or warranty of any contractor for the building of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator shall, on Lessee's request, cooperate with Lessee in invoking such guarantees or warranties. Notwithstanding the Approved Budget, Lessee may from time to time at its expense make such alterations, additions, or improvements (including structural changes or repairs) in or to the Hotel as they deem desirable, in their sole discretion and responsibility, for the efficient operation of the Hotel. Lessee and Operator agree that if Lessee requests that any non-routine renovation or remodeling programs or improvements in excess of $25,000 be supervised by Operator, those services are beyond the scope of this Agreement, and, if such services are requested by Lessee, Operator shall by entitled to charge Lessee a construction management fee to be mutually agreed to by the parties for the costs to plan, execute and supervise such non-routine renovation or remodeling programs or improvements at the Hotel, provided that such supervision requires personnel from Operator other than Hotel personnel or regional operations.

ARTICLE 12

 INSURANCE
-	General.
Lessee and/or Owner shall maintain insurance policies with respect to the Hotel as set forth below. Operator agrees to cooperate with Lessee and/or Owner in obtaining any such insurance. Operator further agrees to provide Lessee with detailed summaries of their Worker's Compensation, Auto Liability, Cyber and Employment Practices Liability insurance policies and endorsements upon renewal.
Section 12.02. Workers' Compensation and Other Employment Insurance.
Operator shall obtain, and the Hotel Operating Budget shall include, as an Operating Expense, Workers' Compensation, in compliance with state law in the state of operation of each Hotel, including Employers' Liability with minimum limits of $1,000,000 each accident. Such policy shall include an Alternate Employer Endorsement naming Lessee and/or Owner, and shall provide for a Waiver of Subrogation in favor of Lessee.
Section 12.03. Approval of Companies and Cost by Lessee.
All insurance provided by Lessee and/or Owner shall be with such insurance company or companies as may be selected by Lessee. Lessee will obtain all insurance but, upon the request of Lessee and/or Owner not less than one hundred twenty (120) days prior to the coverage date, Operator will obtain such insurance, subject to Lessee's approval of the insurance companies and coverages.  Comprehensive general liability insurance and such other liability insurance as may be obtained or afforded shall be in the name of Lessee and/or Owner, and shall name Operator as an additional named insured as respects liability arising from the operation, maintenance and use of the Hotel and operations incidental thereto. All property insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption insurance shall be made payable to Lessee and/or Owner. Operator shall provide proper evidence of insurance required by Operator to Lessee and/or Owner annually. Such policies shall require a minimum of 30 days' notice to Lessee in the case of cancellation, for any reason, if allowed by insurance carrier.
Section 12.04. Maintenance of Coverages.
Lessee and/or Owner shall hold all insurance policies obtained hereunder, and certificates of such policies, if any, shall be delivered to each of Lessee and/or Owner and Operator.
Section 12.05. Waiver of Subrogation.
To the extent obtainable from carriers and to the extent that endorsement forms are approved by the Insurance Commissioner (or comparable office or department) of the state in which the Hotel is located, all policies of property insurance shall provide that the insurance companies will have no rights to subrogation against Lessee and/or Owner or Operator or the agents or employees thereof.
Section 12.06. Blanket Coverage.
Lessee and/or Owner reserves the right to provide any insurance referenced in this Article 12 by one or more so-called "blanket" or "umbrella" policies of insurance. Operator further acknowledges that the insurance coverage of the Hotel may be part of the general insurance plan of Lessee or Owner or of any of their affiliates. Lessee and/or Owner may elect to obtain any of the insurance coverages set forth in this Article 12 with a "deductible loss" clause providing for per occurrence deductibles.
Section 12.07.	Employment Practice Liability
Operator shall obtain EPL coverage insuring against potential claims against Operator by Operator's employees, for employment related claims. Such coverage shall have a minimum limit of $2,000,000, and shall name Lessee and/or Owner as additional insured.
Section 12.08.	Cyber/Network/Privacy Liability.
Lessee and/or Owner shall obtain Cyber/Network/Privacy insurance against potential claims against Operator and Lessee and/or Owner by third parties or a governmental authority arising from unauthorized access, unauthorized use, theft of data, virus transmission, denial of service, internet liability and failure to protect privacy and intellectual property in connection with and arising out of the design, development and use of any systems utilized to operate and maintain the services, premises and operations of the Hotel, with minimum limits of $1,000,000 per occurrence/aggregate.

Section 12.09.	Liquor Liability.
Operator shall obtain Liquor Legal Liability insurance against potential claims by third parties arising out of the serving of liquor, if applicable to any Hotel.  Coverages shall be in amount of minimum limits of $1,000,000 per occurrence, and shall include Lessee and/or Owner as additional insured.

Section 12.10.	Automobile Liability.
(a)  Lessee and/or Owner shall obtain Automobile Liability insuring against third party liability claims arising from the use of Lessee owned automobiles, with minimum limits of $1,000,000 each accident.  Such coverage shall include the Operator as Additional Insured as respects liability arising from the use of such automobiles in connection with the Hotel and operations incidental thereto.  Coverage shall include a Waiver of Subrogation in favor of Operator.

(b)  Operator shall obtain Operator-Owned, Non-Owned and Hired Automobile Liability and Physical Damage insuring against third party liability and damage of such vehicles, when such vehicles are used hired or rented by employees of Operator, with minimum limits of liability $1,000,000 each accident. Coverage shall include a Waiver of Subrogation in favor of Lessee and/or Owner.

Section 12.11.	General Liability.
Lessee and/or Owner shall obtain General Liability insuring against third party liability claims with minimum limits of $1,000,000 each occurrence/$2,000,000 aggregate. Such coverage shall include the Operator as Additional Insured as respects liability arising from the operation, maintenance, and use of the Hotel and operations incidental thereto. Lessee and/or Owner also agree to maintain Umbrella Liability Policy with a minimum limit of $10,000,000.00.

Section 12.12.	Property.
Lessee and/or Owner shall obtain Property insurance and Business Interruption insurance insuring the Hotel properties, as determined appropriate by Lessee and/or Owner. Coverage shall include a Waiver of Subrogation in favor of Operator.

Section 12.13.	Crime.
Lessee and/or Owner shall obtain Crime coverage insuring against the dishonest acts & theft of Lessee's and/or Owner's and Lessee's customers' personal property by Operator's employees.

ARTICLE 13

 PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS
Section 13.01. Property Taxes.
At Lessee's request, Operator shall pay from the Operating Account prior to the dates the same become delinquent, with the right upon Lessee's request to pay the same in installments to the extent permitted by law, all real and personal property taxes levied against the Property or any of its component parts.
Section 13.02. Lessee's Right to Contest.
Notwithstanding the foregoing, Lessee may contest the validity or the amount of any real or personal tax or assessment. Operator agrees to cooperate with Lessee and execute any documents or pleadings required for such purpose.
ARTICLE 14

 DAMAGE OR DESTRUCTION - CONDEMNATION
Section 14.01. Damage.
If at any time during the Operating Term the Hotel or any portion thereof should be damaged or destroyed, Lessee shall have the respective rights and obligations provided in the Lease with respect to damage or destruction. In the event the Hotel is not repaired, rebuilt or replaced, Lessee may terminate this Agreement by written notice to Operator, effective as of the date sent and the parties shall treat such termination as if it were in connection with the sale of the Hotel in accordance with Section 16.03.  In the event that Owner and/or Lessee is required or elects to repair or restore the Hotel, and thereafter fails to timely (subject to delays caused by Operator, including delays in adjusting the insurance claim with the carriers which participate in Operator's blanket insurance program) commence and thereafter pursue the completion of the repair and restoration of the Hotel in accordance with any Mortgage, Operator may, at its option, elect to terminate this Agreement, by written notice to Lessee, effective ninety (90) days thereafter, and upon such termination, Lessee shall have no obligation to pay to Operator any Termination Fee. Additionally, if Operator provides termination notice, Lessee will then have thirty (30) days from when the termination notice is received to begin the repair or restoration work, in which event the Operator's termination notice will be considered null and void.

Section 14.02. Condemnation.
If at any time during the Operating Term the whole or any part of the Property shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding or sale in lieu thereof by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the parties shall treat such termination as if it were in connection with the sale of Hotel in accordance with Section 16.03. Operator shall have no right to the award from the taking or condemning authority in any such proceeding.
ARTICLE 15

 USE OF NAME
During the term of this Agreement, each Hotel shall at all times be known by such name as from time to time may be selected by Lessee.
ARTICLE 16

 TERMINATION
Section 16.01. Inspection Failure.
If Operator fails two consecutive Franchisor's quality inspections ("Inspection"), for reasons other than capital related issues, Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than sixty (60) days prior to the effective date of termination. Additionally, Lessee reserves the right, at its sole and absolute discretion, to request an extra Inspection on the Hotel after Operator has failed an Inspection, provided ninety (90) days has elapsed to allow Operator to cure the deficiency that caused such failure and further provided that such failure is for reasons other than capital related items, and if Operator fails the extra Inspection this will qualify as two consecutive fails of Inspections and Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than thirty (30) days prior to the effective date of termination. Lessee will be responsible for any additional fee required by Franchisor for said extra Inspection.
(a)	Performance Failure.
(a)
If a Hotel fails to achieve as of the end of any Fiscal Year (i) actual NOI of at least 90% of the budgeted NOI, and (ii) 90% of such Hotel's previous years running (12) month RevPAR index (as measured by STR) for such Fiscal Year (collectively, an "Individual Hotel Performance Failure"), subject to the cure periods below, Lessee may terminate this Agreement with respect to such Hotel upon sixty (60) days prior written notice to Operator. The effectiveness of any such notice of termination, however, shall be stayed until completion of the following applicable cure periods.

If  the Individual Hotel Performance Failure occurs with respect to a Fiscal Year, but the Hotel achieves as of the end of the immediately following three (3) months actual NOI of at least 100% of the budgeted NOI for such Hotel for such three (3) months, and 100% of such Hotel's previous years running (3) month RevPAR index (as measured by STR), then the Individual Hotel Performance Failure shall be deemed cured and Lessee shall have no right to terminate for such Individual Hotel Performance Failure (and any notice of termination with respect thereto shall be deemed null and void). Operator shall only be able to cure one (1) Individual Hotel Performance Failure during the Term, in any twelve (12) month period.
Notwithstanding the foregoing, during hotel renovation periods or other such situations where more than ten percent (10%) of the Hotel rooms are considered off-market, the months in which the ten percent (10%) threshold is exceeded, Operator and Lessee agree to exclude the corresponding time periods from the calculations described in this Section 16.02 (a) hereto.
(b) If the Hotel, after the Operator has managed the Hotel for a consecutive twelve (12) month period, at any point, has a negative RevPAR change versus its Competitive Set as measured by the monthly STR Report of greater than 10% for a running (12) month period ("Negative RevPAR Individual Hotel Performance Failure"), subject to the cure periods below, Lessee may terminate this Agreement with respect to the individual Hotel upon sixty (60) days prior written notice to Operator. The effectiveness of such notice of termination however, shall be stayed until completion of the following applicable cure period.
If the Hotel's performance, as measured by the monthly STR Report, for the following three (3) consecutive month period after notice of termination is provided, has a positive RevPAR change versus its competitive set, then the Negative RevPAR Individual Hotel Performance Failure shall be deemed cured and Lessee shall have no right to terminate for such Negative RevPAR Individual Hotel Performance Failure (and any notice of termination with respect thereto shall be deemed null and void). If, however, the Hotel's performance at any given period after termination has been cured, as measured by the monthly STR Report for the following twelve (12) month period, again becomes greater than negative 10% change against the individual Hotel's competitive set as measured by the running twelve (12) month period, Lessee may terminate this Agreement with respect to the individual Hotel upon sixty (60) days prior written notice and Operator shall no longer have the option to cure.  At any point following receipt of a termination notice, Operator may provide evidence to Lessee that, notwithstanding the Hotel's performance, Operator believes circumstances were outside of Operator's control and, therefore, termination is not justified.  Lessee may accept such justification in its sole, but reasonable, discretion.
Section 16.03. Sale of Hotel.
Lessee may sell or otherwise dispose of the Hotel to any other person, partnership, firm or corporation at any time. In such event during the Operating Term, Lessee may notify Operator in writing no less than thirty (30) days prior to any such sale of the Hotel and this Agreement shall terminate with respect to the Hotel upon the closing of the sale.  Upon the sale of the hotel by the Lessee, and provided Operator is not hired by the new Owner of the Hotel, Operator will be entitled to an Operator Fee equivalent to the monthly average of the preceding twelve (12) months Operator Fee for a sixty (60) day period after the sale.
Section 16.04.	Bad Acts
This agreement may be terminated without notice should Operator commit an act of fraud, criminal conduct, misappropriation of funds, dishonesty, or willful misconduct of the manager in connection with the management and operation of the Hotel.  Such acts will be considered "bad person" acts and will result in immediate termination of Operator with no recourse against Lessee or Owner.

Section 16.05. Optional Termination.

This Agreement may be terminated by Lessee at any time without a reason upon no less than sixty (60) days prior notice to Operator, and Lessee shall pay Operator a termination fee with respect to any such Hotel equal to the lesser of: 1) 50% of the Operator's Fee paid with respect to the Hotel during the trailing twelve (12) months prior to the relevant termination (which may include Operator's Fees for the Hotel for periods prior to the Commencement Date) or, 2) 50% of the average monthly Operator's Fee over the trailing twelve (12) months prior to the relevant termination multiplied by the number of months remaining of the then Initial Term or Renewal Term.

Notwithstanding the foregoing, in the event there is less than eighteen (18) months remaining in the Term, and Lessee choses to terminate this Agreement without a reason, Lessee will still be required to provide Operator no less than sixty (60) days prior notice, however, Lessee shall pay Operator a termination fee with respect to any such Hotel equal to the lesser of 1) 25% of the Operator's Fee paid with respect to the Hotel during the trailing twelve (12) months prior to the relevant termination (which may include Operator's Fees for the Hotel for periods prior to the Commencement Date) or, 2) 25% of the average monthly Operator's Fee over the trailing twelve (12) months prior to the relevant termination multiplied by the number of months remaining of the then Initial Term or Renewal Term.

Section 16.06. Lessee Change of Control.
This Agreement may be terminated by Lessee or Operator upon a change of control of Lessee (as defined below) during the Operating Term.  Said termination will be exercised by delivery of written notice to the other party not less than sixty (60) days prior to the effective date of termination which notice shall set forth the effective date of termination.  For purposes hereof, a "change of control" shall be deemed to have occurred if, during the Operating Term, any of the following events occurs:
(i)
any "person", as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of Condor Hospitality Trust, Inc., the parent of Lessee (the "Parent") representing 50% or more of the combined voting power of the Parent's then outstanding securities entitled to vote generally in the election of directors;

(ii)
individuals who, as of the date of this Agreement, constitute the Board of Directors of the Parent or their duly elected successors cease for any reason to constitute at least a majority of the Board of Directors of the Parent;

(iii)
the Parent is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Parent are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such transaction; or

(iv)
the Parent in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such sale.

In the event Lessee terminates this Agreement solely in accordance with this Section 16.06, Lessee shall pay Operator a termination fee equal to 50% of the Operator's Fee paid to Operator during a number of months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining of the then Initial Term or Renewal Term.
Section 16.07. Operator Change of Control.
This Agreement may be terminated by Lessee upon a change of control of Operator (as defined below) during the Operating Term.  Said termination will be exercised by delivery of written notice to the Operator, such notice to be provided within sixty (60) days following the Lessee being made aware of the event giving rise to the change of control and not less than thirty (30) days prior to the effective date of termination which notice shall set forth the effective date of termination; provided that, in the event such written notice to Operator is not provided in accordance within the terms of this sentence, the Lessee shall be deemed to have waived any rights to terminate this Agreement with respect to the particular change of control giving rise to the required notice.  For purposes hereof, a "change of control of Operator" shall mean (i) a change of fifty percent or more of the voting control of Operator or any of its owner entities or (ii) a substantial change in the current management of Operator.
In addition to the rights and remedies otherwise available to the Parties at law or in equity, the following provisions will apply following termination of this Agreement pursuant to Article 14 or any other provision of this Agreement:
(a)
Operator shall quit, vacate, surrender, and deliver to Lessee peacefully and promptly the Hotel and all Permits and all books, records, accounts, contracts, keys, Working Capital, and all other pertinent and necessary documents and records pertaining to the Hotel and the operation thereof.  If any Permits, including but not limited to any liquor license, is issued to Operator or any of its Affiliates, Operator shall, to the extent permitted by Legal Requirements, assign or cause its Affiliate holding any such Permits to assign to Lessee or its designee all of the interest of Operator or its Affiliates in such Permits and the Hotel liquor inventory without charge (other than any out of pocket expenses of the assignment, which shall be Operating Expenses), or (if such assignment is not permitted by applicable law) to use reasonable efforts to provide Lessee or Lessee's designee with the use and benefits of such Permits and Hotel liquor inventory until such time (not to exceed 180 days) as Lessee and/or its designee are able to obtain new Permits; provided that Lessee shall indemnify, defend and hold harmless Operator and its Affiliates from claims and liabilities arising from the post-termination use of such Permits;

(b)
Operator shall deliver to Lessee any and all of Lessee's properties and assets within the possession of Operator, including keys, locks and safe combinations, files, correspondence, information regarding group bookings, reservation lists, ledgers, bank statements for the Operating Account, accounting books and records, all electronic data maintained by Operator relating to the Hotel (which data shall be delivered on computer disc in a format that is accessible and readable by Lessee's then current computer systems), insurance policies, bonds and other documents, agreements, leases, licenses, records and plans (including, without limitation, the as-built or record set plans) relating to the operation of the Hotel, provided that Operator may retain possession of copies of any of the foregoing; Operator shall keep confidential all information concerning the Hotel obtained by Operator or in Operator's possession, and not use any of it for its own account, for the account of others or in any other manner that would directly or indirectly compete with the Hotel;

(c)
Operator shall remit to Lessee the balance (if any) of the Operating Account, after computation and disbursement to Operator of all accrued and unpaid Management Fees and Operating Expenses reimbursable to Operator;

(d)
As expeditiously as reasonably possible, prepare and deliver to Lessee the financial reports required under this Agreement with respect to the final Accounting Period and Fiscal Year and remit to Lessee the amount (if any) shown as owing to Lessee in the final financial statements on account of previously overpaid Management Fee, Operating Expenses reimbursable to Operator or other payments due under this Agreement; and

(e)
Operator shall do all acts and execute and deliver all documents reasonably requested by Lessee in connection with the transfer, all without consideration therefor, and otherwise reasonably cooperate with Lessee and any successor operator to insure or facilitate orderly continuation of the business of the Hotel;

(f)	The rights and liabilities of the Parties having accrued prior to termination of this Agreement shall continue;
(g)	Operator will turn over possession of the Hotel in a clean, safe and secure manner;
(h)
Prior to termination, Operator agrees to maintain operating inventories at standards consistent with past practice and the Hotel pursuant to the Approved Budget and existing repair and maintenance schedules;

(i)
Lessee, at its option, may install a shadow management team in the Hotel during the ten (10) day period immediately preceding the termination date to have daily access to the Hotel and its books and records; provided that such team shall not (a) unreasonably interfere with the management and operations of the Hotel, and (b) consist of more than ten (10) members.  Lessee shall use its reasonable efforts to cause the entity that succeeds Operator to hire a sufficient number of Hotel Employees to avoid a WARN Act violation;

(j)
Operator shall at all times fully co-operate with and explain all aspects of the business and operation of the Hotel to Lessee or any persons authorized by Lessee to allow Lessee or such persons to successfully and efficiently conduct the business after the expiration of the Term.

Section 16.08. Bookings Beyond Expiration of Term.
              Operator shall diligently discharge all its obligations under this Agreement during the whole of the Term, and in particular shall continue to advertise and promote the Hotel and actively seek and accept bookings notwithstanding that they are to occur after the expiration of the Term.  Lessee shall be responsible on its own account for all costs, charges and commissions payable for bookings made by Operator in the ordinary course of business of the Hotel, which are for dates after the expiration of the Term.
Section 16.09.	Tax Law Change.
Lessee may terminate this Agreement upon sixty (60) days' notice to Operator if Lessee ceases to be qualified as a real estate investment trust or if the United States tax laws change to allow a hotel REIT to self-manage its properties.  In such event, Lessee shall pay Operator a termination fee equal to 50% of the Operator's Fee paid to Operator during a number of months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Section 16.10.	Termination Fees.
Section 16.19.  Except as provided in Sections 16.03, 16.05, 16.06 and 16.09, Operator shall not be entitled to a termination fee or compensation in the event this agreement is terminated for a Hotel or Hotel by Lessee.

ARTICLE 17

 DEFAULT AND REMEDIES
Section 17.01. Events of Default- Remedies.
(a) The following shall constitute Events of Default:
(1) The failure of Operator to diligently and efficiently operate the Hotel in accordance with the provisions of this Agreement;

(2) The failure of Operator to pay any amount to Lessee provided for herein for a period of ten (10) days after written notice by Lessee of failure to pay such sum when payable;

(3) The failure of Lessee to pay any amount to Operator provided for herein for a period of ten (10) days after written notice by Operator of failure to pay such sum when payable;

(4) The filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by either Lessee or Operator or any entity which owns or controls such party or if any such party otherwise voluntarily avails itself of any federal or state laws for the relief of debtors or admits in writing its inability to pay its debts as they become due;

(5) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) days from the date of entry thereof any order approving an involuntary petition by or against either Lessee or Operator;

(6) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Operator a bankrupt or insolvent or appointing a judicial receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days;

(7) The failure of either Lessee or Operator to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) days after written notice of such failure;

(8) Default or termination of the franchise license for a Hotel as a result of any action, or failure to act, on the part of Operator;

(9) Failure by Operator to pay, when due, the accounts payable for the Hotel for which Lessee had previously reimbursed Operator.

(10) Hotel receives a "failure" or its equivalent in any quality inspection report from any of the Franchisors, if such deficiencies are within Operator's reasonable control.

(b) Upon the occurrence of any Event of Default, the non-defaulting party shall give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of ten (10) days from such date of notice and, upon the expiration of such period, this Agreement shall terminate and expire without penalty. If, however, with respect to the Events of Default referred to in items (1), (4), (5), (6), (7), (9) (10) and (11) of subsection (a) above, unless a specific right of termination is specified elsewhere in this Agreement for the event in question, upon receipt of such notice, the defaulting party shall promptly and with all due diligence cure the default or take and continue action to cure such default within such ten (10) day period; provided, in the case of an event described in Section 17.01(a)(10), and subject to Lessee's termination rights pursuant to Section 16.01, the Operator shall cure such default by receipt of a favorable quality inspection report upon an inspection by the Franchisor within six (6) months following the failed inspection.  If such default shall not be capable of being cured within such ten (10) day period, then provided the defaulting party diligently pursues the cure of such default, such party shall have an additional five (5) days to cure any such default unless otherwise extended by the non-defaulting party. The procedure set forth in the preceding two sentences shall not be available for the curing of any default under items (2), (3) or (8) of subsection (a) above. In the event such default is not cured by the expiration of such period, the non-defaulting period may terminate this Agreement effective upon expiration of such period without penalty or payment of any fee.
Section 17.02. Rights Not Exclusive.
(a) The rights granted under this Article 17 shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law; provided, however, upon any termination of this Agreement by Operator or Lessee as provided in this Agreement, Operator shall be entitled to recover only such sums as are owing to or which accrued for the benefit of Operator under this Agreement up to or on the date of any such termination and in no event will Operator have any claim or cause of action for "future profits," damages resulting from termination or otherwise under this Agreement.
(b) No failure of Operator or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by both Lessee and Operator. No waiver of any breach shall affect or alter this Agreement but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.
ARTICLE 18

 NOTICES
Section 18.01. Notices.
(a) Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be delivered by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery with proof of delivery, or by facsimile with receipt of transmission, addressed to the parties hereto at their respective addresses listed below:
(1) Notices to Lessee shall be addressed:

Condor Hospitality Trust, Inc.
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE 68702-1448
Attention:  J. William Blackham, CEO
Facsimile: (402) 371-4229

(2) Notices to Operator shall be addressed:

Peachtree Hospitality Management, LLC
c/o Peachtree Hotel Group, LLC
Two Premier Plaza
5707 Glenridge Drive
Atlanta, GA 30342
Attention: Kevin Cadin/Jon Kapit
Facsimile: (404) 497-4114

(b) All notices, statements, demands and requests shall be effective three (3) days after being deposited in the United States mail or one day after being sent by overnight delivery or by facsimile. However, the time period in which a response to any such notice, statement, demand or request must be given shall commence to run from date of receipt by the addressee thereof as shown on the return receipt of the notice, statement, demand or request, but in all events not later than the tenth (10th) day after it shall have been mailed as required herein.
(c) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time and at any time during the Operating Term to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.
ARTICLE 19

 ASSIGNMENT
Section 19.01. No Assignment by Operator.
Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of Lessee (which consent may be withheld in Lessee's sole and absolute discretion), Operator shall have no right to sell, transfer or assign (or permit the sale, transfer or assignment of) any of its rights, duties or obligations under this Agreement in any manner, either directly or indirectly, voluntarily, or by operation of law.
Section 19.02. Assignment by Lessee.
Lessee may transfer or assign its rights and obligations under this Agreement without the consent of Operator but shall deliver to Operator written notice of such transfer or assignment not less than ten (10) days prior to the effective date thereof; provided, however, in the event of the assignment of this Agreement to a party that is not an Affiliate, Operator shall have the right to terminate this Agreement within fifteen (15) days after receipt of written notice of such assignment, which termination will be effective within thirty (30) days of Lessee's receipt of such termination notice.  Any transfer or assignment of this Agreement by Lessee shall include an express assumption by the transferee or assignee of Lessee's obligations hereunder.  Nothing herein shall be deemed to require Lessee to assign or attempt to assign this Agreement to any third party, including any buyer of a Hotel.
ARTICLE 20

 SUBORDINATION
Section 20.01. Subordination To Mortgage.
Operator hereby agrees that this Agreement, including, but not limited to Operator's Fee, shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or any Mortgage and to any promissory note and other indebtedness secured or to be secured thereby and to all other instruments evidencing or securing or to evidence or secure indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments and any other indebtedness of Lessee or Owner, secured or unsecured. Operator shall execute any and all subordination agreements, estoppel certificates and other documents requested by Lessee or Owner and/or the Holder to further evidence the subordination of this Agreement and Operator's rights hereunder including without limitation providing any purchaser of a Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement; provided, however, Lessee shall use its commercially reasonable efforts to obtain from the holder of any Mortgage a nondisturbance agreement, in form reasonably acceptable to Operator providing that this Agreement shall remain in full force and effect notwithstanding the fact that the Mortgage has been foreclosed.
Section 20.02. Foreclosure.
Prior to termination of this Agreement by foreclosure under the Mortgage or by acquisition of the property to be covered by the Mortgage by deed in lieu of foreclosure, Operator shall have the right to enjoy all rights and privileges conferred upon it pursuant to this Agreement, including, without limitation the rights to the Operator's Fee, and Operator shall incur no liability to the Holder for acting pursuant to the terms of this Agreement.  In the event of such foreclosure, Operator shall have the right to terminate this Agreement on thirty (30) days' written notice to Lessee.  Notwithstanding the foregoing, Operator may pursue, as an unsecured creditor, a claim for all amounts due and owing to Operator under this Management Agreement in accordance with the terms of this Section 20.02.
Section 20.03. Estoppel Certificates.
Lessee and Operator agree, at any time and from time to time, upon not less than 10 days prior written notice from the other party or any purchaser or lender, to provide a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is full and force and effect as modified and stating the modifications), and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which a signer may have knowledge.  Any statement delivered pursuant to this Section may be relied upon by the other party and by the prospective lender or purchaser.
ARTICLE 21

 MISCELLANEOUS
Section 21.01. Further Documentation and Reporting Compliance.
Lessee and Operator shall execute and deliver all appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable in accordance with the terms hereof as between them and as against third parties.  Operator acknowledges that Parent is a reporting company under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and other federal laws, including the Sarbanes-Oxley Act of 2002, and Operator shall reasonably cooperate in providing Lessee information as necessary for Parent to prepare and submit its reports under such laws in a timely fashion.
Section 21.02. Captions.
The titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.
Section 21.03. Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of Lessee, its successors and/or assigns, and subject to the provisions of Article 19, shall be binding upon and inure to the benefit of Operator, its permitted successors and assigns.
Section 21.04. Competitive Market Area.
If Operator (or its Affiliates) build or develop, and open for service to the public, directly or indirectly, any hotel within a three (3) mile radius of any Hotel during the Operating Term, then unless Lessee has expressly consented thereto in writing in advance, which consent may be withheld in Lessee's sole and absolute discretion, Lessee shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to Operator, without payment of a  termination fee or penalty. The foregoing provision shall not be deemed to apply to debt financing provided to any hotel project by Operator or its Affiliates (which shall include, without limitation, Stonehill Strategic Capital, LLC), nor to the acquisition, through foreclosure proceedings or otherwise, by Operator or its Affiliates, of any hotel project to which Operator or its Affiliates has provided, or in the future provides, debt financing.

Section 21.05. Assumption of Post Termination Obligations.
In the event of termination of this Agreement, Lessee shall be responsible for assuming obligations under contracts entered into by Operator only to the extent that any such contract shall have been entered into in accordance with Section 4.05(a) and Lessee shall be responsible for the payment of obligations incurred by Operator in the operation of the Hotel only to the extent that such obligations shall have been incurred in accordance with the terms of this Agreement, and Operator hereby agrees to indemnify and to hold Lessee harmless from and against any liability in connection with any such contracts, agreements or obligations not so approved in writing by Lessee.  Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers' fees and disbursements, arising or resulting from Lessee's failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked on commercially reasonable terms for the Hotel on or prior to the date of such expiration or termination.  The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotel after the effective date of any such expiration or termination.
Section 21.06. Entire Agreement.
This Agreement, together with the Exhibits hereto, constitutes the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.  This Agreement and the Exhibits hereto shall be construed and interpreted without reference to any canon or rule of law requiring interpretation against the party drafting or causing the drafting of this Agreement or the portions in question, it being agreed and understood that all parties have participated in the preparation of this Agreement.
Section 21.07. Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the State of Nebraska.
Section 21.08. No Political Contributions.
Any provision hereof to the contrary notwithstanding, no money or property of the Hotel shall be paid or used or offered, nor shall Lessee or Operator directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotel, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid or, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.
Section 21.09. Eligible Independent Contractor.
(a) At the effective time of this Agreement, Operator shall qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the "Code").  To that end:
(i)	during the Operating Term, Operator shall not permit wagering activities to be conducted at or in connection with the Hotel;
(ii)	during the Operating Term, Operator shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Condor Hospitality Trust, Inc.;
(iii)
during the Operating Term, no more than 35% of the total combined voting power of Operator's outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Condor Hospitality Trust, Inc.; and

(iv)
At the effective time, Operator shall be actively engaged in the trade or business of operating "qualified lodging facilities" (defined below) for a person who is not a "related person" within the meaning of Section 856(d)(9)(F) of the Code with respect to the Parent or Lessee ("Unrelated Persons"). In order to meet this requirement, Operator agrees that it (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" with the meaning of such Code Section.

(b) A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Condor Hospitality Trust, Inc.
(c) Operator shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.
Section 21.10. Time of the Essence.
Time is of the essence of this Agreement.
Section 21.11. Offsets.
Each party may offset amounts owed to another party hereunder against any amounts owed to such party upon written approval of both Lessee and Operator; except to the extent that any such offset is prohibited by the terms of the Lessee (or its Affiliates) credit agreements.

Section 21.12.	Attorney's Fees
If any party brings an action against another party to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its court costs, attorney's fees and expenses in the judgment rendered through such action.
Section 21.13. Final Accounting.
(a) In addition to the reports required by Section 9.02, within sixty (60) days following the effective date of expiration or termination of this Agreement, Operator shall prepare and submit to Lessee a final accounting of Hotel operations through the effective date of such expiration or termination, which accounting shall be in the form of the financial statements required hereunder.
(b) Upon the effective date of expiration or termination of this Agreement, Operator shall deliver possession of the Hotel, and any cash, property and other assets pertaining thereto, together with any and all keys or other access devices, to Lessee.
(c) Upon the expiration or termination of this Agreement, Operator shall reasonably cooperate with and assist Lessee as may be necessary for the transfer of the operations and management of the Hotel to the successor operator and the transfer any and all Hotel licenses and permits to Lessee or Lessee's designee.
Section 21.14. Franchisor Communications.
During the Operating Term, Operator shall promptly deliver to Lessee copies of any deficiency notices or similar notices received from a Franchisor and any response thereto. Additionally, Lessee shall promptly deliver to Operator copies of any deficiency notices or similar notices received from a Franchisor and any response thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
LESSEE:

By:
Title:

OWNER:

By:
Title:

OPERATOR:

PEACHTREE HOSPITALITY MANAGEMENT, LLC, a Georgia limited liability company

By:
Title:

EXHIBIT A

HOTEL AND OWNER

Hotel	Owner	Location	# of Rooms

EXHIBIT A-1

COMPETITIVE SET FOR HOTEL

EXHIBIT A-2

ACCOUNTING SOFTWARE AND PAYROLL PROCESSES

EXHIBIT A-3

LIST OF OPERATOR'S HOTELS WITHIN 3 MILE RADIUS

EXHIBIT A-4

RADIUS RESTRICTION MAP FOR THE HOTEL

EXHIBIT B

FRANCHISE AGREEMENT FOR THE HOTEL

Hotel	Location	Franchisor

EXHIBIT C

FORM OF APPROVED BUDGET

EXHIBIT D

APPROVED BUDGET (if finalized)

EXHIBIT E

EXAMPLE INCENTIVE FEE CALCULATION

Hotel Income for Incentive Fee Calculation
Gross Hotel Income	4,296,601
Less: Operating Expenses before Incentive Fees	(3,112,854)
Less: 4% Hotel FF&E Reserve	(171,864)	4% of Gross Hotel Income used for illustrative purposes
Less: Calculated Incentive Fees	(42,966)
Total Hotel Income for Incentive Fee Calculation	968,917

Investment in Hotel
Acquisition Price	11,000,000
Acquisition Costs	185,418
Capital Expenditure not covered by FF&E Reserve	-
Total Investment in Hotel	11,185,418

Investment Return per Incentive Fee terms	8.66%

Investment Return per Incentive Fee terms	42,966	1% of Gross Hotel Income used for illustrative purposes

SCHEDULE 1

List of Excluded Assets

[None]

SCHEDULE 2.2

Due Diligence Material

1.	Copies of property tax bills, utility bills (if any) and similar records relating to the Property for the past two (2) years.

2.	Copies of any environmental assessments obtained by Seller with respect to the Property, including without limitation, any Phase I, Phase II and Wetland studies.

3.	Copies of any information relating to the current zoning of the Property, including any zoning letters.

4.	Copies of any permits issued with respect to the Permits, and any pending or abandoned permit applications.

5.	Copies of Seller's current title policy and most recent survey.

6.	Copies of the Hotels profit and loss statements for the past twenty-four (24) months.

7.	An itemized list of all furniture, fixtures, equipment and personal property involved in the operation of the Hotel valued in excess of $5,000.00.

8.
Copies of all Contracts, construction and maintenance related documents, any impact reports pertaining to the effect of hotels planned or under construction in the sphere of influence of the Hotel, service agreements, operating statements and all other documents of whatever nature affecting or concerning the Hotel and the operation, to the extent in Seller's possession or control.

SCHEDULE 4.2(g)

Contracts & Contracts Consents

[To be attached within five (5) business days of the Effective Date]

SCHEDULE 4.2(j)

Litigation and Judgments

[None]